UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Autoliv, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 28, 2011

DEAR STOCKHOLDER,

It is my pleasure to invite you to the 2011 Annual Meeting of Stockholders of Autoliv, Inc. to be held on Tuesday, May 10, 2011, at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois, 60611-2308, USA commencing at 9:00 a.m. local time.

Information regarding the matters to be voted upon at this year’s Annual Meeting is contained in the Notice of Meeting and Proxy Statement on the following pages.

It is important that your shares are represented at the Annual Meeting. Therefore, please provide your proxy by following the instructions provided on the formal Notice of Meeting and Notice of Internet Availability of Proxy Materials previously sent to you. This way your shares will be voted as you direct even if you cannot attend the Annual Meeting.

A public news release covering voting results will be published after the meeting.

The Autoliv, Inc. Annual Report for the fiscal year ended December 31, 2010, is being made available to stockholders simultaneously with this Proxy Statement. These documents are available at www.autoliv.com.

Sincerely,

Lars Westerberg
Chairman of the Board of Directors

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2011

TO THE STOCKHOLDERS OF AUTOLIV, INC.,

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders of Autoliv, Inc. (“Autoliv” or “the Company”) will be held on Tuesday, May 10, 2011, commencing at 9:00 a.m. local time at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois, 60611-2308, USA, to consider and vote upon:

1.	Re-election of three directors to the Board of Directors of Autoliv for a term of office expiring on the date of the Annual Meeting of Stockholders in 2014 (see page 5 of the accompanying Proxy Statement).

2.	A non-binding resolution to approve the compensation of the Company’s named executive officers (see page 67 of the accompanying proxy statement).

3.	A recommendation as to the frequency with which stockholders will vote upon a non-binding resolution to approve the compensation of the Company’s named executive officers in future years (see page 68 of the accompanying proxy statement).

4.	Ratification of the appointment of Ernst & Young AB as the Company’s independent auditors for the fiscal year ending December 31, 2011 (see page 69 of the accompanying Proxy Statement).

5.	Any other business that may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 14, 2011 as the record date for the Annual Meeting. All stockholders of record at the close of business on that date are entitled to notice of, and to be present and vote at, the Annual Meeting and at any continuation thereof.

Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the Annual Meeting having evidence of ownership, a maximum of one authorized representative of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

The meeting will be conducted pursuant to the Company’s By-Laws and rules of order prescribed by the Chairman of the Annual Meeting.

By order of the Board of Directors

Lars Sjöbring Vice President for Legal Affairs, General Counsel and Secretary

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Availability of Proxy Materials on the Internet

Our Board of Directors (the “Board”) made this Proxy Statement and the Company’s Annual Report for the year ended December 31, 2010, available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting of Stockholders, to be held on Tuesday, May 10, 2011, commencing at 9:00 a.m. local time at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois, 60611-2308, USA, and at any adjournment thereof (the “2011 Annual Meeting” or the “Annual Meeting”).

General

The date of this Proxy Statement is March 28, 2011, the approximate date on which this Proxy Statement and Proxy Card are first being made available on the Internet to stockholders entitled to vote at the Annual Meeting. The Annual Report for the fiscal year ended December 31, 2010 was first made available on February 23, 2011.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 14, 2011 (the “Record Date”). Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

At the close of business on the Record Date, 89,152,499 shares of our common stock were outstanding and entitled to vote. A majority of the shares of our common stock outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

How to Vote

If you are a stockholder of record, you may vote by proxy on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials sent previously to you. If you requested printed copies of the proxy materials by mail, or have printed a proxy card, you may also vote by completing and mailing a printed proxy card. You may also vote in person at the Annual Meeting.

If you are a beneficial owner of shares held in a “street name,” please refer to the instructions provided by your bank, broker or other nominee for voting your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and have proof of ownership of our common stock as of the Record Date.

Voting of Shares

The shares represented by all properly executed and unrevoked proxies received in proper form in time for the Annual Meeting will be voted. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. If you properly complete your proxy form and send it to the Company in time to vote, or submit your proxy electronically by internet or telephone before voting closes, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board to elect the director nominees listed in “Election of Directors,” to approve the compensation of the Company’s named executive officers, for three years as to the advisory vote on the frequency of future stockholder votes to approve the compensation of the Company’s named executive officers, and for the ratification of the appointment of Ernst & Young AB as the Company’s independent auditors. If any other matter is presented, your proxy will vote in accordance with his best judgment, which will allow for your proxy to address unforeseen matters that may arise as well as matters incident to the conduct of the meeting, to the extent permitted by applicable law and the listing rules of the New York Stock Exchange.

The proxy’s ability to exercise discretionary voting authority under the SEC’s proxy rules is limited. Rule 14a-4(c) of the Exchange Act, allows proxies solicited in connection with annual meetings to grant discretionary authority to the proxy only for certain enumerated matters, which are: (i) approval of the minutes of the meeting, (ii), election of a person to an office if a bona fide nominee is unwilling or unable to serve, (iii) matters pertaining to the conduct of the meeting, (iv) shareholder proposals that may be brought before the meeting, but were excluded from the Company’s proxy statement under the SEC’s rules, and (v) other matters, if the Company did not have notice of the matter at least 45 days before the first anniversary of the date the Company sent its proxy materials for the prior year’s annual meeting of shareholders (or date specified by an advance notice provision), and a specific statement to that effect is made in the proxy statement or form of proxy.

In addition, the SEC’s proxy rules limit the authority that may be granted by proxies. Specifically, Rule 14a-4(d) does not permit a proxy to grant authority for the proxy holder to (i) vote for the election of any person to any office for which a bona fide nominee is not named in the proxy statement, (ii) to vote at any annual meeting other than the next annual meeting after the proxy card and proxy statement are first sent to shareholders, (iii) to vote with respect to more than one meeting, and (iv) to vote on any matter not included in the proxy statement or included in the discretionary authority under Rule 14a-4(c), described above.

As of the date of this Proxy Statement, the Company is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this Proxy Statement. Any proxy given may be revoked at any time before it is voted at the Annual Meeting.

Holders of Autoliv’s Swedish Depository Receipts (“SDRs”) are entitled to vote the shares of common stock underlying the SDRs at the 2011 Annual Meeting as if they held the common stock of the Company directly. However, under the General Terms and Conditions of the SDRs in Autoliv, Inc., if holders of SDRs do not attend and represent their shares at the Annual Meeting, or give instructions as to the exercise of their voting rights to the custodian, Skandinaviska Enskilda Banken AB (publ) (“SEB”), they are deemed to have instructed SEB to give a proxy to a person designated by the Company to vote their shares in the same proportion as all other shares in the Company that are being voted at the meeting. However, no such instruction from the holders of SDRs to SEB shall be deemed given to any merger, consolidation or any other matter which may affect substantially the rights or privileges of the holders of SDRs or with respect to any matter where giving such instructions and/or discretionary proxy would not be legally permitted.

Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers do not have discretionary authority to vote on Items 1-3. Brokers generally have discretionary authority to vote on Item 4.

Item 1:	Directors will be elected by a plurality of the votes of the shares present at the meeting in person or by proxy and entitled to vote thereon. However, pursuant to the Autoliv, Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election fails to receive the approval of a majority of the votes cast on his or her election by the Company stockholders, the nominee shall promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation. Votes withheld as to one or more nominees will not be counted as votes cast for such individuals but will be counted for the purposes of establishing a quorum.

Item 2:

The non-binding resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will count as votes against the proposal. Broker non-votes will have no effect in determining whether the proposal has been approved.

Item 3:	The non-binding recommendation as to the frequency with which stockholders will vote upon a non-binding resolution to approve the compensation of the Company’s named executive officers in future years requires a plurality of the votes cast for the three options presented at the annual meeting. The frequency option that receives the most affirmative votes of all the votes cast on Item 3 in person or by proxy at the meeting is the one that will be deemed approved by the stockholders. Failure to specify a vote for any of the three options will be treated as an abstention and will have no effect in determining whether any frequency option in the proposal has been approved. Likewise, broker non-votes will have no effect in determining whether any frequency option in the proposal has been approved.

Item 4:	The ratification of the selection of Ernst & Young AB requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as votes against the ratification. Although brokers have discretionary authority to vote on the ratification, if a broker submits a non-vote, it will not be counted for purposes of the ratification but will be counted for the purposes of establishing a quorum.

Any other proposal brought before the Annual Meeting will be decided by a majority of votes represented at the meeting and entitled to vote on the matter. Consequently, abstentions will have the same effect as votes against the matter, and broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Principal Executive Offices

The principal executive offices of the Company are located at World Trade Center, Klarabergsviadukten 70, Section E, VI, SE-111 64 Stockholm, Sweden. The Company’s telephone number is +46 8 587 20 600.

Solicitation of Proxies

The Company will bear the cost of the solicitation of proxies. In addition to solicitation over the Internet and by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of the Company’s common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone, facsimile or electronic mail.

In addition, the Company has retained Georgeson Inc. to assist in the solicitation for a fee of $13,500 plus expenses and Euroclear Sweden AB for a fee of SEK 155,000, or approximately $23,000, plus expenses.

ITEM 1

ELECTION OF DIRECTORS

The Company’s By-Laws provide that the size of the Board shall be fixed from time to time exclusively by the Board. The Board presently consists of eleven members, divided into three classes (two classes of four members and one class of three members), serving staggered three-year terms. In light of the retirements and reclassifications described below, the Board anticipates that following the Annual Meeting, it will reduce the size of the Board from eleven to nine members.

Directors in each class are elected on a rotating basis at the annual meeting of stockholders at which the term for such class expires and listed below as nominee for re-election at the 2011 Annual Meeting is Mr. Jan Carlson, whose present term will expire at that time. On February 21, 2011, Sune Carlsson and S. Jay Stewart, whose terms as directors are to expire at the 2011 Annual Meeting, each informed the Company that they will retire from the Company’s Board of Directors at that time and neither will seek or accept re-election to the Board. So that the size of the three board classes are as equal as possible following the 2011 Annual Meeting, Messrs. Nyberg and Ringler have agreed to be reclassified as directors with terms expiring at the 2011 Annual Meeting, and to be nominated and stand for re-election at the 2011 Annual Meeting. If re-elected at the Annual Meeting, each of Messrs. Carlson, Nyberg and Ringler would serve until the 2014 annual meeting of stockholders and until his successor is elected and qualified, or until his earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if re-elected, and the Board has no reason to believe that any nominee will be unable to serve.

Below is a summary presentation of each director nominated for re-election or continuing in office until the 2012 or 2013 Annual General Meeting of Stockholders, respectively, including their education and professional experience. Based on the individual education, attributes, skills, and the contributions of each director described below, the Board and the Nominating and Corporate Governance Committee have determined that each director is well qualified to serve as a director. As a collective, our Board has a broad set of competencies and experiences making it well suited to further the interests of the Company, its stockholders and other stakeholders.

Nominees for Directors at the 2011 Annual Meeting

Jan Carlson, age 50, was appointed a director of Autoliv on May 2, 2007 after becoming President and Chief Executive Officer of Autoliv on April 1, 2007. Mr. Carlson joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President for Engineering of Autoliv and a member of the Company’s Executive Committee. As of July 2010, Mr. Carlson also serves on the Board and

Compensation Committee of BorgWarner Inc., a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within the Saab aircraft group specializing in commercializing military technologies. Mr. Carlson has a Master of Science degree in Physical Engineering from the University of Linköping, Sweden.

The Board of Directors believes that Mr. Carlson’s years of experience with Autoliv, including his current role as President and Chief Executive Officer, his past assignments with Autoliv, his automotive industry experience and his academic credentials are attributes that support his nomination to be a member of Autoliv’s Board of Directors.

Lars Nyberg, age 59, has been a director of Autoliv since October 2004. Mr. Nyberg is President and Chief Executive Officer of TeliaSonera, the leading Nordic and Baltic telecommunications company listed on the OMX Nordic Exchange, and Chairman of DataCard Corporation, a company dealing in secure ID and card personalization. Mr. Nyberg served as the Chairman and Chief Executive Officer of NCR Corporation from 1995 to 2003, and as non-executive Chairman of NCR Corporation between 2003 and 2005. He is a graduate in Business Administration from the University of Stockholm.

The Board of Directors believes that Mr. Nyberg’s executive experience and record of achievement working within the global business community are competencies that support his nomination to be a member of Autoliv’s Board of Directors.

James M. Ringler, age 65, has been a director of Autoliv since January 2002. He was, prior to his retirement, Vice Chairman of Illinois Tool Works Inc. between 1999 and 2004. Prior to joining Illinois Tool Works, Mr. Ringler was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer prior to becoming the Chief Executive Officer in 1996. He serves on the Boards of Directors of Dow Chemical Company, FMC Technologies, Inc., Corn Products International, John Bean Technologies and he is the Chairman of the Board of Teradata Corporation. Mr. Ringler holds a Bachelor of Science degree in business administration and an M.B.A. degree in finance from the State University of New York.

The Board of Directors believes that Mr. Ringler’s achievements as an executive of Premark International and Illinois Tool Works and his extensive service on the board of directors of public companies in a wide variety of industries support the nomination of Mr. Ringler as a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE THREE NAMED NOMINEES FOR DIRECTORS

Directors Continuing in Office With Terms Expiring at the 2012 Annual Meeting

George A. Lorch, age 69, has been a director of Autoliv since June 2003. Mr. Lorch has been Chairman Emeritus of Armstrong Holdings, Inc., a global company that manufactures flooring and ceiling materials, since 2000. From May 2000 to August 2000, he was Chairman and Chief Executive Officer of Armstrong Holdings, Inc. He was Chairman of Armstrong World Industries, Inc. from 1994 to 2000, its President and Chief Executive from 1993 to 2000 and a director from 1988 to 2000. Mr. Lorch serves on the Board of Directors of Pfizer, Inc., where he has been Chairman since December 2010. Mr. Lorch also serves on the Boards of Directors of Williams Companies, Inc., HSBC North America Holding Company, HSBC Finance Co., the non-public, wholly-owned subsidiaries of HSBC LLP, and Masonite, a privately held company. Previously, Mr. Lorch served on the Board of Directors of Household International. Mr. Lorch holds a Bachelor of Science degree in business administration from the Virginia Polytechnic Institute.

The Board of Directors believes that Mr. Lorch’s breadth of executive and global business experience over many years in operations, sales and marketing and his service as a director of nine different companies support his membership on the Board.

Kazuhiko Sakamoto, age 65, was appointed a director of Autoliv in August 2007. Mr. Sakamoto is Senior Corporate Advisor of Marubeni Construction Material Lease Co. Ltd., a company affiliated with Marubeni Corporation, one of Japan’s leading general trading houses, operating import, export, offshore trading and investment activities in various business fields. Mr. Sakamoto also serves the Marubeni Corporation as a corporate advisor. He was Senior Executive Vice President of Marubeni Corp. from 2006 through 2008. During his nearly 40-year career with Marubeni, Mr. Sakamoto has held several key positions such as President and Chief Executive Officer of Marubeni America Cooperation. Mr. Sakamoto previously served on the Boards of Directors of Marubeni-Itochu Steel Inc. and Helena Chemical Company. He graduated from the Keio University in 1968 and attended the Harvard University Research Institute for International Affairs in 1991-92.

The Board of Directors believes that Mr. Sakamoto’s extensive experience in both Asia and North America are experiences that support Mr. Sakamoto’s membership on the Board.

Wolfgang Ziebart, age 61, has been a director of Autoliv since December 2008, and on February 17, 2009, Dr. Ziebart was appointed by the Board to the Audit Committee. Dr. Ziebart had a distinguished career within BMW beginning in 1997 which took him to the Board of Management, where he was responsible for R&D and Purchasing. In 2000, he became a Member of the Management Board of Continental AG, a major automotive supplier listed on the Frankfurt Stock Exchange. Between 2004 and 2008, he was President and CEO of Infineon Technologies AG, a global semiconductor and system solutions provider listed on the Frankfurt Stock Exchange. Dr. Zeibart also serves on the Boards of Directors of ASML and Nordex. Previously, Dr. Ziebart served on the Board of Directors of Artega. Dr. Ziebart holds a doctorate degree in mechanical engineering from the Technical University of Munich.

The Board of Directors believes that Dr. Ziebart’s extensive education as well as his many years of experience in the automotive industry and other industries support his membership on the Board.

Directors Continuing in Office With Terms Expiring at the 2013 Annual Meeting

Robert W. Alspaugh, age 64, has been a director of Autoliv since June 2006. Prior to becoming a director of Autoliv, Mr. Alspaugh had a 36-year career with KPMG, including serving as the senior auditor for a diverse array of companies across a broad range of industries. He has worked with global companies both in Europe and Japan, as well as with those headquartered in the United States. Between 2002 and 2005, when he served as Chief Executive Officer of KPMG International, he was responsible for implementing the strategy of this global organization, which includes member firms in nearly 150 countries with more than 100,000 employees. Prior to this position, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. practice. Mr. Alspaugh also serves on the Board of Directors of DSGI Technologies, Inc., a private company, and Ball Corporation and Verifone Systems, Inc., both public companies. He graduated summa cum laude from Baylor University, Texas, in 1970.

The Board of Directors believes Mr. Alspaugh’s years of experience, technical skills and record of achievement working within the global business community are reasons that support his membership on the Board.

Walter Kunerth, age 70, has been a director of Autoliv since August 1998. Dr. Kunerth is also a member of the Supervisory Board of Gildemeister AG. For more than 20 years, Dr. Kunerth held various senior executive positions at Siemens AG in Germany, including as a member of Siemens’ Corporate Executive Board (1993-97), President of Siemens’ Automotive Systems Group (1988-93) and head of Siemens’ Automotive Electronics Division. He holds a doctorate degree in Engineering from the University of Stuttgart and has been named Honorary Professor by the university.

The Board of Directors believes that Dr. Kunerth’s years of experience, academic achievements and automotive industry experience are accomplishments that support his membership on the Board.

Lars Westerberg, age 62, has been a director of Autoliv since February 1999 and was President and Chief Executive Officer of Autoliv between February 1999 and April 2007. When Mr. Westerberg retired as President and Chief Executive Officer, he was appointed Chairman of Autoliv. Prior to assuming his positions with Autoliv, he had since 1994 been the President and Chief Executive Officer of Granges AB, a Swedish-based aluminum and plastics company. From 1991 to 1994, he held the same positions at the publicly-traded welding company Esab AB. He started his employment at Esab in 1984 and held several executive positions, including President of Esab’s North American subsidiary. He is the Chairman of the Boards of Director of Husqvarna AB, a Swedish outdoor products manufacturer, and from April 2008 until March 2011 was Chairman of the Board of Directors of Vattenfall, Europe’s fifth largest electricity producer, which is wholly owned by the Swedish state. Mr. Westerberg is a director of SSAB, a Swedish steel company; AB Volvo, the Swedish transportation manufacturer; and Sandvik AB, a Swedish engineering company. Husqvarna AB, SSAB, AB Volvo and Sandvik AB are listed on the OMX Nordic Exchange. Mr. Westerberg holds a Master of Science degree in Electrical Engineering from the Royal Institute of Technology (KTH) and is a graduate in Business Administration from the University of Stockholm.

The Board of Directors believes that Mr. Westerberg’s extensive executive experience and record of achievement working for Autoliv, in particular, and within the global business community are qualifications that support his membership on the Board.

CORPORATE GOVERNANCE

Board Independence

The Board currently consists of eleven members, ten of whom are independent directors under the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). The Board has determined that Messrs. Alspaugh, S. Carlsson, Kunerth, Lorch, Nyberg, Ringler, Sakamoto, Stewart, Westerberg and Ziebart qualify as independent directors under the above standards. In making its independence determinations, the Board reviewed information regarding transactions and relationships provided by the director, Company records and publicly available information. None of the independent directors have a relationship with the Company other than as a director and/or a stockholder.

Board Leadership Structure and Risk Oversight

The Company has a long history of separating the positions of Chief Executive Officer and the Chairman of the Board. The Company believes a separate CEO and Chairman is an important part of its overall commitment to the highest standards of corporate governance and believes that it allows the Board to effectively develop and oversee its business strategy and monitor risk. The separate positions also allow the Board to freely perform its management oversight function. The Company believes that there may be times when the Board will need to meet in executive sessions of independent directors to discuss certain issues. Following the Board’s determination in May 2010 that Mr. Westerberg was independent under applicable law and listing standards, Mr. Westerberg now chairs the executive sessions of the independent directors. Prior to that time, Mr. Stewart, as the Lead Director, chaired the executive sessions of the independent directors. As Mr. Stewart is retiring and will not stand for re-election, the Board has determined not to appoint a lead director as the Chairman, Mr. Westerberg, is independent and will continue to chair executive sessions of the independent directors.

The Board is responsible for the oversight of risk management of the Company. In each of its meetings, the Board receives reports from management, including the CEO and CFO, regarding the main strategic, operational and financial risks the Company is facing and the steps that management is taking to address and mitigate such risks. Additionally, the Audit Committee discusses policy with regard to risk oversight and risk management as part of its obligations under the NYSE’s listing standards.

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. The Compensation Committee considered, among other things, the features of the Company’s compensation program that are designed to mitigate compensation-related risk, such as the performance objectives and target levels for incentive awards (which are based on overall Company performance), and its compensation recoupment policy. The Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Meetings

The Board met five times during the year ended December 31, 2010. All directors participated in more than 75% of the total number of meetings of the Board and committees on which they served.

Following the meetings of the full Board, the non-management directors met without management directors (i.e., without Mr. J. Carlson) participating, for a total of five times in 2010. Mr. Westerberg chairs the executive sessions of the non-management directors. In addition, the independent directors meet in executive sessions following each Board meeting with only the independent directors participating. Mr. Westerberg began meeting with and chairing the executive sessions of the independent directors in May, when the Board determined he was independent.

Board Compensation

Directors who are employees of the Company or any of its subsidiaries do not receive separate compensation for service on the Board or Board committees. Non-employee directors are paid a retainer of $160,000 per year, while the Chairman of the Board is paid a retainer of $320,000 per year. In addition, the Lead Director is paid an annual retainer of $25,000; the Chairman of the Compensation Committee is paid an annual retainer of $10,000; the Chairman of the Nominating and Corporate Governance Committee is paid an annual retainer of $5,000; and the Chairman of the Audit Committee is paid an annual retainer of $20,000.

Non-employee directors can elect to defer payment of a pre-determined percentage of their compensation under the Autoliv, Inc. 2004 Non-Employee Director Stock-Related Compensation Plan. In 2010, none of the directors elected to defer any of their compensation.

The following table sets forth the compensation that our non-employee directors earned during the year ended December 31, 2010 for services rendered as members of our Board:

Name	Fees Earned Or Paid in Cash ($)	Total ($)
Robert W. Alspaugh	180,000	180,000
Sune Carlsson	160,000	160,000
Walter Kunerth	160,000	160,000
George A. Lorch	160,000	160,000
Lars Nyberg	160,000	160,000
James M. Ringler	170,000	170,000
Kazuhiko Sakamoto	160,000	160,000
S. Jay Stewart	190,000	190,000
Lars Westerberg(1)	320,000	320,000
Wolfgang Ziebart	160,000	160,000

(1)	This amount excludes the pension that Mr. Westerberg is paid for his past service as the Chief Executive Officer of the Company. Under Mr. Westerberg’s pension plan, he was allowed to retire at the age of 60 with pension benefits amounting to 70% of base salary at retirement until the age of 65 and amounting to 50% of base salary after the age of 65. Under this pension arrangement, Mr. Westerberg was paid $849,785 in 2010.

Corporate Governance Guidelines and Codes of Conduct and Ethics

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities.

The Board has further adopted a Code of Conduct and Ethics for Directors to assist the individual directors in fulfilling their duties as members of the Board. Since 1998, the Company has also had a Standards of Business Conduct and Ethics that applies to all employees of the Company and the Company has had a Code of Conduct and Ethics for Senior Officers (the Standards of Business Conduct and Ethics for Directors, Code of Conduct and Ethics for Senior Officers and Code of Conduct and Ethics that applies to all Company employees are collectively referred to as the “Codes”). As previously disclosed by the Company, the Board adopted amendments to the Codes that are effective as of January 1, 2011. In the future, the Company will disclose any amendments to, or waivers of, its Codes on its website: www.autoliv.com.

The Company has also adopted a written policy regarding related person transactions (the “Related Persons Policy”), which is part of the Standards of Business Conduct and Ethics. The Corporate Governance Guidelines, the Codes and the Related Persons Policy are posted on the Company’s website at www.autoliv.com — Who We Are — Governance and can also be obtained in print by request from the Company using the contact details below.

Policy on Attending the Annual Meeting

Under the Corporate Governance Guidelines, the Company’s policy is for directors to attend the Annual Meeting of Stockholders. All current directors participated in the 2010 Annual Meeting of Stockholders.

Related Person Transactions

The Company recognizes that related person transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interest of the Company and its stockholders. Accordingly, as a general matter, the Company prefers to avoid related person transactions. The Company recognizes, however, that certain situations may arise whereby related person transactions may not be deemed inconsistent with the best interest of the Company or its stockholders.

The Company’s policy is that all related person transactions must be reviewed and approved or ratified by the Audit Committee. For the purposes of the Related Persons Policy, a Related Person Transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any Related Person (as defined in the Related Persons Policy) had, has or will have a direct or indirect interest. During 2010, no transactions took place that the Company deemed to require disclosure under Section 404(a) of Regulation S-K.

Communicating with the Board

Any stockholder or other interested party who desires to communicate with the Board, the independent directors, or the non-management directors regarding the Company can do so by writing to such person(s) at the following address:

Board/Independent Directors/Non-Management Directors

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20600

Fax: +46 8 587 20633

E-mail: legalaffairs@autoliv.com

Communications with the Board, the independent directors or the non-management directors may be sent anonymously and are not screened. Such communications will be distributed to the specific director(s) requested by the stockholder or interested party to the Board or to sessions of independent directors or non-management directors as a group, after it has been determined that the content represents a message to the intended recipient(s).

Committees of the Board

There are three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board has determined that all Audit, Compensation and Nominating and Corporate Governance committee members qualify as independent directors under the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The Audit Committee appoints, in its sole discretion, but subject to stockholder ratification, the Company’s independent auditors and is responsible for the compensation, retention and oversight of the work of the independent auditors and for any special assignments given to such auditors. The Audit Committee also reviews the annual audit and its scope, including the independent auditors’ letter of comments and management’s responses thereto; approves any non-audit services provided to the Company by its independent auditors; reviews possible violations of the Company’s business ethics and conflicts of interest policies; reviews any major accounting changes made or contemplated; and reviews the effectiveness and efficiency of the Company’s internal audit staff. In addition, the Audit Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors’ examinations. The Audit Committee is also responsible for the review and approval of Related Person Transactions. Members of this committee are Messrs. Alspaugh (Chairman), Carlsson, Nyberg and Ziebart. The Audit Committee met eight times in 2010.

The Compensation Committee advises the Board with respect to the compensation to be paid to the directors and executive officers of the Company and is responsible for both advising the Board with respect to the terms of contracts to be entered into with the senior executives of the Company and approving such contracts. The committee also administers the Company’s cash and stock incentive plans and reviews and discusses with management the Company’s Compensation Discussion and Analysis (“CD&A”) included herein. Members of this committee are Messrs. Ringler (Chairman), Lorch, Nyberg, and Ziebart. The Compensation Committee met five times in 2010.

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to serve as members of the Board and assists the Board by reviewing the composition of the Board and its committees, monitoring a process to assess Board effectiveness, and developing and implementing the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board if timely advance written notice of such nominees is received by the Secretary of the Company at its principal executive offices in accordance with the Company’s By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com — Investors — Governance — Articles of Association. Members of this committee are Messrs. Stewart (Chairman), Alspaugh, Kunerth and Sakamoto. The Nominating and Corporate Governance Committee met three times in 2010.

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee acts pursuant to a written charter first adopted and approved by the Board in 2000 and subsequently amended, most recently in February 2008. The committee’s current charter is posted on the Company’s website, www.autoliv.com — Who We Are — Governance, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Audit Committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations as promulgated by the SEC. Each member is financially literate and possesses accounting or related financial management expertise, and Messrs. Alspaugh and Nyberg have been determined by the Board to qualify as “audit committee financial experts” as defined by the SEC.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2010 Annual Report on Form 10-K with the Company’s management and independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Company’s independent auditors provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements. The Audit Committee reviews and oversees the independence of the independent auditors. The Audit Committee concluded that the independent auditors’ provision of non-audit services to the Company is compatible with the independent auditors’ independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

The Audit Committee can be contacted regarding accounting, internal accounting controls, or auditing matters as follows:

The Audit Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee will receive all such communications after it has been determined that the contents represent a message to the committee.

Robert W. Alspaugh, Chairman

Sune Carlsson

Lars Nyberg

Dr. Wolfgang Ziebart

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and recommending to the Board individuals qualified to serve as directors of the Company and on committees of the Board. The Nominating and Corporate Governance Committee further advises the Board on composition and procedures of committees, and is responsible for the development of the Company’s Corporate Governance Guidelines and the oversight of the evaluation of the Board, its committees, and members of the Company’s management.

The Nominating and Corporate Governance Committee acts pursuant to a written charter first adopted and approved by the Board in 2002 and subsequently amended in December 2003. A copy of the Charter is available on the Company’s website at www.autoliv.com — Who We Are — Governance and can also be obtained free of charge in print by request from the Company using the contact information below. Each of the members of the committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The Committee has also considered and recommended that Messrs. Carlson, Nyberg, and Ringler be nominated for re-election by the stockholders at the Annual Meeting. Each director nominated for re-election, with the exception of Mr. Carlson, is “independent” as defined in the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, as amended, and rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee will consider a director candidate nominated by a stockholder provided that such nomination is submitted to the committee within the period set forth in Article II, Section 6 of the By-Laws of the Company. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. Qualifications of director candidates that are considered by the Nominating and Corporate Governance Committee include an attained position of leadership in the candidate’s area of expertise, business and financial experience relevant to the Company, possession of demonstrated sound business judgment, expertise relevant to the Company’s lines of business, independence from management, the ability to serve on standing committees and the ability to serve the interests of all stockholders. The Nominating and Governance Committee routinely considers board candidates with a broad range of educational and professional experience from a variety of countries. While the Board has no separate formal policy, the Company’s By-laws provide that to the extent practicable, one-half of the directors shall be citizens of the United States and one-half of the directors shall be nationals of Sweden or member states of the European Union. The Company has approximately 80 facilities with 43,300 employees (including temporary personnel) in 29 countries. As such, the Nominating and Corporate Governance Committee, the Board and the Company place a high priority on diversity, placing a particular emphasis on individuals with a wide variety of management, operating, engineering and finance experience and skills as well as individuals from the Company’s different operating regions. The current Board consists of directors from multiple countries including the United States, Sweden, Japan, and Germany and directors with a wide range of management, operating, finance, and engineering skills. The Nominating and Corporate Governance Committee continues to look for opportunity to progress its diversity initiatives further.

The Nominating and Corporate Governance Committee identifies potential director nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board — for example, retirement as a Chief Executive Officer or Chief Financial Officer of a public company or distinguished government or military service. The Nominating and Corporate Governance Committee also, from time to time, engages firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee collects and reviews publicly available information regarding the person to determine whether further consideration should be given to the person’s candidacy. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee will contact such person. Generally, if the person expresses a willingness to be considered and serve on the Board, the Nominating and Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of the qualifications of any other candidates the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder.

The Nominating and Corporate Governance Committee can be contacted as follows:

The Nominating and Corporate Governance Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communication after it has been determined that the content represents a message to the committee.

S. Jay Stewart, Chairman

Robert W. Alspaugh

Dr. Walter Kunerth

Kazuhiko Sakamoto

Compensation Committee Duties, Procedures and Policies

The Compensation Committee acts pursuant to a written charter first adopted and approved by the Board in 2002, and subsequently amended and adopted in December 2006. The Charter is posted on the Company’s website at www.autoliv.com — Who We Are — Governance, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Compensation Committee has been determined by the Board to be “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

The Compensation Committee is responsible for an annual review of the Company’s executive compensation plans in light of the Company’s goals and objectives of such plans; to evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and together with the other independent directors, determine and approve the Chief Executive Officer’s compensation level based on this evaluation; to evaluate annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and set the compensation of such other executive officers based on this evaluation; to evaluate annually the appropriate level of compensation for Board and committee service by non-employee directors; to review and approve any severance or termination arrangements to be made with any executive officer of the Company; to review perquisites or other personal benefits to the Company’s executive officers and directors and recommend any changes to the Board; to review and discuss with management the CD&A, included on page 26 of this Proxy Statement, and based on that review and discussion, to recommend to the Board that the CD&A be included in the Company’s annual proxy statement or annual report on Form 10-K; to prepare the Compensation Committee Report for inclusion in the annual proxy statement or annual report on Form 10-K; and to review the description of the Compensation Committee’s process and procedures for the consideration and determination of executive officer and director compensation to be included in the Company’s annual proxy statement.

The Compensation Committee may form subcommittees for any purpose it deems appropriate and may delegate to any subcommittee such power and authority as it deems appropriate provided that no subcommittee shall consist of fewer than two members and that the Compensation Committee shall not delegate any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. Under the Autoliv, Inc. Amended and Restated 1997 Stock Incentive Plan (referred to herein as the “1997 Stock Plan”), the Compensation Committee may, to the extent that any such action will not prevent the 1997 Stock Plan from complying with rules and regulations, delegate any of its authority thereunder to such persons as it deems appropriate.

The Vice President for Human Resources of the Company generally acts as Secretary of the Compensation Committee.

The Compensation Committee can be contacted as follows:

The Compensation Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communications after it has been determined that the content represents a message to the committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised exclusively of directors who have never been employed by the Company and who are “independent” as defined in the applicable rules of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. No executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Company’s Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers either served on the Compensation Committee of such entity or served as a director of the Company.

Compensation Committee Report1

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis, and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2011 Annual Meeting Proxy Statement and incorporated by reference into the Company’s 2010 Annual Report on Form 10-K.

James M. Ringler, Chairman

George A. Lorch

Lars Nyberg

Dr. Wolfgang Ziebart

Forward-Looking Statements

This Proxy Statement contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are those that address activities, events or developments that the Company or its management believes or anticipates may occur in the future, including statements relating to industry trends, business opportunities, sales contracts, sales backlog, and on-going commercial arrangements and discussions, as well as any statements about future operating performance or financial results. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “might,” “will,” “should,” or the negative of these terms and other comparable terminology, although not all forward-looking statements are so identified.

All such forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations, various assumptions, data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties and contingencies which are difficult or impossible to predict and are beyond our control.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in and the successful execution of our restructuring and cost reduction initiatives and the market reaction thereto, changes in general industry and market conditions, increased competition, higher raw material, fuel and energy

[1]

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

costs, changes in consumer and customer preferences for end products, customer losses, customer bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, market acceptance of our new products, costs or difficulties related to the integration of any new or acquired businesses and technologies, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments or joint venture arrangements, pricing negotiations with customers, our ability to be awarded new contracts, increased costs, supply issues, product liability, warranty and recall claims and other litigation, and customer reactions thereto, possible adverse results of pending or future litigation or infringement claims, tax assessments by governmental authorities, legislative or regulatory changes, political conditions, dependence on customers and suppliers, as well, the risks identified in Item 1A “Risk Factors” in our Form 10-K for the fiscal year ended December 31, 2010. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information or future events.

For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and we assume no obligation to update any such statement.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Mr. Jan Carlson, Director, President and Chief Executive Officer, can be found on page 5):

Mats Adamson, age 51, Vice President Human Resources, appointed on June 1, 2010. Prior to assuming his current position, Mr. Adamson was Senior Vice President Group Human Resources at Swedish Match, a producer of smoke-free tobacco products, cigars and light products listed on the Stockholm Stock Exchange. He had held this position since 2007. From 1994 to 1997, Mr. Adamson was Human Resource Manager for Swedish Match’s Estonian subsidiary. In 1997, he was promoted Human Resource Director for the Swedish Match North European Sales Region and in 1999 to Vice President Human Resources for the Swedish Match North Europe Division. Prior to joining Swedish Match, he held various human resource positions between 1990 and 1994 at Nordbanken, the predecessor of Nordea, the largest bank in the Nordic region. When Mats Adamson started at Nordbanken he came from a successful military career, becoming a major in the Swedish Coast Artillery at age 28.

Günter Brenner, age 47, President of Autoliv Europe Region, started with Autoliv in January 2009. Before joining Autoliv, Mr. Brenner pursued a successful career within TRW, a competitor of the Company, starting in 1990 as a Manufacturing Engineer for seatbelts and airbags in Alfdorf, Germany. In 1997, he was promoted Head of Engineering of European Seatbelt Manufacturing and, in 1998, General Manager for TRW’s Seatbelt plant in Bergheim, Austria. In 2002, he was promoted to Vice President Operations and Lead Executive with responsibility for TRW’s pan-European Occupant Safety Business. Before he was leaving TRW, he was Vice President & General Manager, Global Occupant Safety Systems of TRW. Mr. Brenner holds a Bachelor’s Degree in Industrial Engineering.

Gunnar Dahlén, age 64, President of Autoliv Asia Region, was appointed to his current position in 2008. He was previously appointed President of Autoliv Asia Pacific Region in 1996. He joined Autoliv in 1989 as Managing Director of Autoliv Australia/New Zealand & South East Asia. Prior to joining Autoliv Mr. Dahlén held positions with Nobel Plast — Sweden (1985-1989) as General Manager; Volvo Car — Sweden Engine Plant (1978- 1985) as Manufacturing Manager; PRV — France (1975-1978) as Technical Manager; Volvo Car — Sweden Engine Plant (1971-1975) as Production Engineering Manager. Mr. Dahlén is a graduate of Chalmers University of Technology with a Master of Science degree in Mechanical Engineering.

Steven Fredin, age 49, Vice President Engineering, appointed September 1, 2006. On March 2, 2011, Mr. Fredin was appointed acting President of Autoliv Americas Region. Mr. Fredin has worked for Autoliv since 1988 and has been a key technical leader in virtually all of Autoliv’s product areas. Prior to assuming his current position, he was Director Global System Development of the Company and Vice President of Seatbelt Development for Autoliv North America. Mr. Fredin holds a Bachelor of Science degree in Mechanical Engineering from Michigan Technological University.

Halvar Jonzon, age 60, Vice President Purchasing, appointed January 1, 2002. Prior to joining Autoliv, Mr. Jonzon held various positions since 1974 in Electrolux, the Swedish white goods company, including General Manager of Electrolux International (1983-86), Senior Vice President, Purchasing for the White Goods Division (1986-91), Senior Vice President and General Manager for Nordic Markets (1991-96) and for the European Logistics Division (1996-99), as well as Senior Vice President and Chief of Staff of Electrolux Home Products Europe S. A. in Brussels (1999-02). He holds an MBA from Stockholm School of Economics and an Executive Education Diploma from Columbia Business School in New York City. As the Company disclosed on November 16, 2010, Mr. Jonzon will retire on March 31, 2011.

Svante Mogefors, age 56 Vice President Quality and Manufacturing, appointed to the former position on April 1, 2005, after having been Director Corporate Quality of Autoliv AB since 2003. On March 7, 2009, Mr. Mogefors was also appointed Vice President Manufacturing. Mr. Mogefors initially joined Autoliv in 1985 and has experience in several functions and positions within Autoliv, including the areas of product development, process implementations and quality control. Between 1990 and 1996, Mr. Mogefors was for a period President of Lesjöfors Herrljunga AB and for another period President of Moelven E-Modul AB. Mr. Mogefors holds a Master of Science degree from the Chalmers Institute of Technology in Gothenburg.

Mats Ödman, age 60, Vice President Corporate Communications, appointed May 1, 1997, after having been Director of Investor Relations of Autoliv AB since 1994. Before that Mr. Ödman was Vice President Corporate Communications in Fermenta AB and Gambro AB. Prior to that Mr. Ödman was Investor Relations Manager in New York for Pharmacia AB.

Jan Olsson, age 56, Vice President Research, appointed April 1, 2005. On March 2, 2011, Mr. Olsson was appointed acting Vice President Engineering. Mr. Olsson was previously Vice President Engineering from 1997 to 2005, President of Autoliv Sverige AB from 1994 to 1997 and Manager of Engineering of Autoliv Sverige AB from 1989 until August 1994. Mr. Olsson holds a Master of Science degree from the Chalmers Institute of Technology in Gothenburg.

Lars Sjöbring, age 43, Vice President Legal Affairs, General Counsel and Secretary, appointed September 3, 2007. Prior to joining Autoliv, Mr. Sjöbring held various positions with Telia AB, the predecessor to TeliaSonera AB; Skadden Arps, Slate, Meagher and Flom LLP; and most recently prior to joining Autoliv, was Director Legal, M&A at Nokia Corp. Mr. Sjöbring holds Master of Law degrees from the University of Lund, Sweden; Amsterdam School of International Relations (ASIR), the Netherlands; and Fordham University School of Law, New York City, New York. Mr. Sjöbring is admitted to practice in the State of New York.

Mats Wallin, age 46, Vice President and Chief Financial Officer, appointed July 9, 2009 after having been Corporate Controller of Autoliv, Inc. since 2002. Mr. Wallin was also acting CFO of the Company for four months during 2008. Mr. Wallin joined Autoliv in 2002, and oversaw the initial implementation of compliance procedures relating to the Sarbanes-Oxley Act (SOX). Between 1985 and 2002 Mr. Wallin held various positions in ABB, a global leader in power and automation technologies. He holds a Bachelor of Science in Business Administration and Economics from the Uppsala University, Sweden.

Michael Ward, age 54, was President of Autoliv Americas Region from January 1, 2009 until March 4, 2011. He was previously appointed President of Autoliv North America Region in 2004. He joined Autoliv in 1985 as a Design Engineer. Since joining Autoliv, he has held a variety of progressively more responsible positions including Project Manager (1986), Advanced Development Manager (1988), Program Manager (1990), Plant Manager (1995), Vice President of Engineering (1997), and Vice President of Manufacturing (1998). Prior to joining Autoliv he had assignments with Chrysler Corporation in development engineering and Schlumberger as a field engineer. He holds bachelor and master degrees in Mechanical Engineering from Michigan State University and Louisiana State University, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2010 for each person known by us to beneficially own more than 5% of our common stock, except where otherwise noted, and as of February 19, 2011 by: (i) each director and nominee; (ii) our named executive officers (as defined on page 26 below); and (iii) all of our directors, named executive officers and executive officers as a group.

	Common Stock Beneficially Owned(1)(2)
Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Alecta pensionsförsäkring, ömsesidigt(3)
Regeringsgatan 107, SE-103 73
Stockholm, Sweden	6,170,000	6.9%
Directors and Named Executive Officers
Robert W. Alspaugh	3,100	*
Günter Brenner	13,320	*
Jan Carlson	166,851	*
Sune Carlsson	5,303	*
Gunnar Dahlén	21,753	*
Walter Kunerth	0	*
George A. Lorch	303	*
Lars Nyberg	3,000	*
James M. Ringler	964	*
Kazuhiko Sakamoto	0	*
S. Jay Stewart(4)	78,459	*
Mats Wallin	18,083	*
Michael Ward(5)	19,820	*
Lars Westerberg(6)	92,000	*
Wolfgang Ziebart	0	*
All directors, named executive officers and executive officers as a group (22 individuals)(7)	718,621	*

*	Less than 1%.

(1)	Based on 89,018,565 shares of the Company’s common stock outstanding as of February 18, 2011. The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated.

(2)	Includes shares which the following individuals have the right to acquire upon exercise of options exercisable within 60 days and restricted stock units vested as of February 19, 2011, or within 60 days therefrom: Günter Brenner 13,320 shares, Jan Carlson 146,417 shares, Michael Ward 19,070 shares, Gunnar Dahlén 18,570 shares and Mats Wallin 17,458 shares.

(3)	The amounts shown and the following information were provided by Alecta pensionsförsäkring, ömsesidigt pursuant to a Schedule 13G/A filed with the SEC on February 14, 2011, indicating beneficial ownership as of December 31, 2010. Alecta pensionsförsäkring, ömsesidigt reported sole power to vote and dispose of all such shares.

(4)	Mr. Stewart indirectly owns these shares, which are held in a trust with Mr. Stewart as the sole trustee.

(5)	Michael Ward’s employment with the Company ended on March 4, 2011.

(6)	Mr. Westerberg indirectly owns 5,000 shares, which are held by a company controlled by Mr. Westerberg.

(7)	Includes 477,030 shares issuable upon exercise of options exercisable within 60 days and vesting of RSUs as of February 19, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by, or paid to each of the Company’s “named executive officers” (as explained below) during the last completed fiscal year.

It further discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these decisions and policies. Finally, it provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and places the data presented in perspective through the tables and narratives that follow.

Below, we will discuss our “named executive officers.” In accordance with the relevant rules and regulations promulgated by the SEC, this refers to our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and our three other executive officers who had the highest total compensation during 2010:

—	Jan Carlson, our President and CEO

—	Mats Wallin, our CFO

—	Günter Brenner, our President Autoliv Europe

—	Gunnar Dahlén, our President Autoliv Asia

—	Michael Ward, our former President Autoliv Americas, whose employment with the Company ended on March 4, 2011

Executive Summary

Overview of Compensation Practices

The following provides a brief overview of our fiscal 2010 compensation program as detailed later in this Compensation Discussion and Analysis:

—

Although the Company’s common stock is listed on the New York Stock Exchange, our headquarters are located in Sweden. As a result, the Company has developed a compensation philosophy that integrates elements of Swedish and international compensation practices. As described in the “Compensation Practices Background” section of this Compensation Discussion and Analysis, the Company’s compensation practices reflect a compromise between the Swedish practice of lower total compensation but a higher base salary and the U.S. practice of higher total compensation with a relatively larger at-risk component.

—	We did not make any material changes to our compensation philosophy, objectives, or components from 2009 to 2010. Total compensation for our named executive officers in 2010 continued to consist of base salary, annual non-equity incentives, and long-term equity incentives. As in previous years, the annual non-equity incentive financial performance metric for our named executive officers in 2010 was operating income. In 2010, the number of shares granted pursuant to the long-term equity incentive element of compensation was allocated 25% in restricted stock unit awards (“RSUs”) that cliff-vest after three years, and 75% in stock options that vest after one year.

—

In 2009 and 2010, the Committee and Company management adopted certain policies and changes that are in keeping with “best practices” in several areas, including (i) a compensation recoupment policy, (ii) a policy limiting future change-in-control severance agreements to a “double-trigger” arrangement, which means that the severance benefit is not provided unless the participant incurs an involuntary termination within a designated period following a change of control, and (iii) an amendment to our 1997 Stock Incentive Plan to limit the circumstances under which shares can be recycled into the plan share reserve for use in future awards, which amendment reflects our historical and current practice.

—

Reflective of our compensation philosophy, the compensation of our named executive officers is significantly affected by our financial results. For example, in light of the significant challenges facing the Company during 2009, the Compensation Committee determined not to increase any base salaries in 2009 for any of our executive officers. Recognizing the Company’s significant financial achievements in the fourth quarter of 2009 and growth prospects for 2010, the Committee awarded base salary increases to each of our named executive officers for 2010. The Company did not pay any annual non-equity incentive awards in 2009 or 2008. However, based on the Company’s 2010 operating income of $869 million, which represents a 1,159% increase over operating income in 2009, each of our named executive officers earned the maximum payout for such award in 2010. In addition, as long-term equity incentives comprise approximately 30-40% of our named executive officers’ total target compensation, such element of their compensation was positively affected by the performance of the Company’s stock price during 2010.

Compensation Practices Background

Although the Company’s common stock is listed on the New York Stock Exchange, our headquarters are located in Sweden. As a result, the Company has developed a compensation philosophy which integrates elements of Swedish and international compensation practices. Thus, the Company’s compensation practices reflect a compromise between the Swedish practice of lower total compensation but a higher base salary, and the U.S. practice of higher total compensation with a relatively larger at-risk portion. The Company has also developed a practice of structuring and targeting incentives such that the value of long-term incentives normally is greater than that of short-term incentives. The

Company has sought a balanced distribution of fixed and variable incentive compensation elements over time by using variable incentive compensation. The Company believes that such a balanced compensation structure produces fewer incentives for undue risk taking in the short-term and focuses management on long-term stockholder value creation.

As discussed in more detail below, we use a peer group to benchmark base salary while at-risk compensation generally follows the Company’s longstanding practice discussed in the previous paragraph without being directly benchmarked against the peer group. The Committee also reviews total compensation levels of the peer group against the total compensation levels of the Company for informational purposes and has as of yet found no reason to change our longstanding practice with respect to non-equity and equity incentives. In general, the Compensation Committee intends for base salary to comprise approximately 50% of total compensation for most of our executives and approximately 40% of total compensation for the President and CEO.

Compensation Philosophy and Overview

The overall purpose of our executive compensation programs is to attract, motivate and retain the management talent the Company believes is necessary to achieve our strategic and financial objectives. We believe that these important investments in talent should effectively balance the associated compensation expense against our financial resources and the actual and expected performance of the Company to maximize the Company’s return. We also consider the competitive market in which we are headquartered and where our significant operations and markets are located in order to provide a compensation package that optimizes value to the participant and cost to the Company. The Compensation Committee and management believe that it is their responsibility to use discretion and make informed judgments as to individual compensation packages or pay levels that may occasionally deviate above or below our target pay strategy based on such factors as:

—	Individual performance and potential relative to peers.

—	Long-term succession planning and talent management.

—	Business conditions in our industry or the market overall.

—	Cases where individuals are asked to step into new roles and responsibilities for specific projects or strategic initiatives.

To meet our compensation philosophy, the compensation programs we provide have the following objectives:

OBJECTIVES
Objective A	Offer total compensation and benefits sufficient to attract, motivate and retain the management talent necessary to ensure the Company’s continued success
Objective B	Align the interests of the executives and the stockholders
Objective C	Reward performance in a given year and/or over a sustained period using straightforward programs to communicate our performance expectations
Objective D	Encourage company-wide cooperation among members of the executive, regional and business unit management teams and throughout the Company

Key Elements of Executive Compensation Program

With these objectives in mind, our Compensation Committee has built an executive compensation program within a framework that includes three principal compensation components: base salary, annual non-equity incentives, and equity incentives pursuant to our long-term stock incentive program. The Company’s compensation program also includes pension benefits and additional contractual arrangements to clarify the Company’s and the executive’s obligations under separation events such as a termination of employment or change of control of the Company.

The following summarizes each of these programs, including how we target and administer the compensation, benefits and executive programs and agreements. Our compensation structure is intended to promote executives and other employees to act prudently in analyzing business opportunity versus the risk associated with the opportunity.

We intend to provide these elements annually to our executives, consistent with the competitive market for talent within which we operate. The Compensation Committee bases actual payouts that executives receive on the Company’s and the individual’s respective performance during the applicable time periods the compensation covers. The compensation paid in prior years does not affect the compensation targets the Committee establishes for our named executive officers for future years.

The Company generally sets cash-based compensation (including for all of our named executive officers) in the local currency of the country of service. Accordingly, the Company set compensation in Swedish kronor (“SEK”) for Messrs. Carlson and Wallin, in Euros (“EUR”) for Mr. Brenner, and in U.S. dollars (“USD”) for Mr. Ward. Mr. Dahlén, though based in Thailand, is paid in Euros. The exchange rate trend of the U.S. dollar impacts the U.S. dollar amounts of compensation reported in this Proxy Statement. For ease of reference, we use the following exchange rates for 2010 (1 USD = 0.72 EUR = 6.75 SEK) throughout this Proxy Statement. For historic numbers, we have converted the compensation paid in prior years by the same exchange rate in order to facilitate comparison. Thus, while the historic amounts paid do not change, due to fluctuations in exchange rates, amounts reflecting historic figures in this Proxy Statement may differ significantly from disclosure in previous years.

We also note that the exchange rate prevailing at the time of the Committee’s review of compensation levels (generally this occurs in the December prior to the year in which the compensation is paid) may vary, compared to the exchange rates prevailing at the time of this Proxy Statement (generally the proxy statement is prepared after the year in which the compensation is paid).

ANNUAL COMPENSATION
Objective(s) Furthered

Base Salary

Purpose. Provides a minimum level of pay that sustained individual performance warrants. We believe a competitive base salary is important to attract and retain an appropriate caliber of talent for the position.

How We Determine Base Salaries. The initial base salary pay levels are primarily a function of the Committee’s market assessment of the pay package required to induce the executive to accept a position at the Company and the Company’s needs to fill the position either internally or externally. The market assessment of the pay package includes, as one consideration, where the executive will be located and base salary levels vary accordingly.

The base salaries of our named executive officers are reviewed every year. The Compensation Committee considers changes in base salary levels after it reviews the base salary levels of our peer group (per position), as well as the level of base salary annual increases in each of the major markets from where the Company may source executive talent. The Committee seeks to meet median base salary levels of our peer group over time (please see the section on “Peer Groups and Benchmarking” below). For 2010, this adjustment process applied to all named executive officers.

Based on the advice of our compensation consultant, we believe that our base salary levels are competitive with our target median positioning if the salaries are within a range of 25% above or below the market median. A range helps us to avoid short-term swings in pay targets for our executives by recognizing that data from our peer group will vary from year-to-year.

A

ANNUAL COMPENSATION
Objective(s) Furthered

The Compensation Committee reviews, provides feedback and approves final recommendations for any individual pay adjustments for all our executive officers, including our named executive officers.

Explanation of Objective % of Total Compensation. For 2010, base salaries for our named executive officers and other senior executive officers should, on average and based on target incentive levels, represent roughly half of the total of the three elements of total compensation mentioned above. At higher responsibility levels we intend to have a higher percentage of total compensation “at risk” in the form of equity or annual non-equity incentives. For example, our CEO and President’s base salary represents approximately 40% of his total compensation.

Annual Non-Equity Incentives

Purpose. Recognizes short-term performance against established annual financial performance goals of the Company (payable in the year following the year in which it was earned).

How We Determine Annual Non-Equity Incentives. For our named executive officers and most other executives, the Company pays an annual incentive based on a “target amount” and the Company’s “Operating Income.” Target amounts are a percentage of the executive’s base salary (for details on the target amounts for our senior executives see page 42). Annual non-equity incentive awards are determined by awarding a percentage of the target amount based on the Company’s “Operating Income” in the year for which bonus is calculated compared with the previous year’s Operating Income.

—      Threshold: If the Operating Income is 70% or less of the previous year’s Operating Income, the Company does not pay any annual incentive.

—      Maximum: If the Operating Income is 130% or more of the previous year’s Operating Income, the payment equals two times the target amount, the maximum payout under the program.

A, B, C & D

ANNUAL COMPENSATION
Objective(s) Furthered

—      Target: Where the relevant Operating Income is between 70% and 130% of the previous year’s Operating Income, the incentive is calculated through linear interpolation (“along a straight line”) between said levels.

For more information on these profit targets, please see the table in the section “Executive Compensation Implementation — Annual Non-Equity Incentive” below.

The Company believes that using a single, established profit measure provides clear direction to our executives and promotes our goal of a “one team” approach through shared responsibility for overall results. In addition, the Company believes that a single performance metric enhances the transparency of our annual incentive program and provides easy-to-understand information to our investors. Finally, we believe a metric based on overall Company performance rather than individual or local performance mitigates the risk of excessive risk-taking that could arise from individual performance based incentives. We thus believe this simple, transparent approach supports good corporate governance.

However, the Company also recognizes that using a single performance metric has limitations. For instance, where the overall market for the Company’s products is impacted by extraordinary economic circumstances, a single performance metric based on profit may result in no annual non-equity incentive awards being attainable, even if the Company out-performs its competitors and the overall market. Similarly, extraordinary, non-recurring events may also impact whether annual non-equity incentive awards are attained or not, resulting in unintended incentives for management. Therefore, the Compensation Committee may exercise its discretion, subject to the terms and conditions of the Company’s compensation plans, to propose certain adjustments to this performance metric. The Compensation Committee has not exercised such discretion in recent years.

Explanation of Objective % of Total Compensation. Each year, the Committee reaffirms appropriate annual non-equity incentive award opportunities by position in accordance with

ANNUAL COMPENSATION
Objective(s) Furthered
the Company’s longstanding practice. We base our annual incentive opportunities on a percentage of each executive’s base salary. We developed these percentages from observed opportunities in Sweden when the program was instituted. The resulting target-level annual non-equity incentive opportunities for our named executive officers in 2010 was intended, at target, to represent about 20-30% of their total compensation. We believe that this general objective focuses our executives on achieving annual goals, while at the same time recognizes that the Company places a more significant commitment on longer-term stockholder return (please see immediately below for a discussion of long-term incentives). The Committee reviews the target total cash (sum of the base salary and target annual incentive) of each of our named executive officers as well as equity award opportunities solely to determine if any changes should be considered to the longstanding program opportunities provided.

LONG-TERM INCENTIVES
Objective(s) Furthered

Equity Incentives Pursuant to Our Stock Incentive Program

Purpose. The Company believes that equity ownership in the Company provides our executive officers with a long-term incentive to build value for our stockholders. We award both stock options and RSUs under our stock incentive program.

—      Options have value only if the stock price increases over time and thus reward creating value for stockholders.

¡      This characteristic ensures that our named executive officers have a meaningful portion of their compensation tied to future stock price increases.

¡      In periods of flat or negative stock performance, however, options provide only limited retention value.

—      The compensation value of an RSU does not depend solely on future stock price increases. Although RSUs’ value may fluctuate over time based on the stock price,

A, B & C

LONG-TERM INCENTIVES
Objective(s) Furthered

        the Company believes that RSUs provide a more powerful tool to retain valuable executives because:

¡      RSUs are easy to understand and have a more stable value relative to options;

¡      By vesting after three years, RSUs encourage the executive to stay with the Company or forfeit significant accumulated value, even in periods of flat or negative stock performance; and

¡      By vesting after three years, RSUs also mitigate against excessive risk-taking by focusing management on long-term value creation and avoiding excessive risk taking.

The Committee generally allocates equity incentives at a ratio of three options per RSU granted to our named executive officers.

How We Determine Long-Term Incentives. The Compensation Committee begins its process for determining the grant levels based on a review of competitive market pay levels and trends provided by the independent compensation consultants, a review of historical grant levels, and the recommendations of our CEO for grants to senior executives. The Committee has delegated the authority for the determination of certain grants under our long-term incentive plan to the CEO, subject to established grant limits and the Committee’s review. The Committee then approves (i) the number of stock options and RSUs to be granted to the CEO and to other senior executives (including the other named executive officers) and (ii) the total number of shares available for the program as a whole, leaving to management to allocate long-term incentives to the other participants.

Over time, the Committee has intended to grant equity to our named executive officers at levels consistent with the overall long-term incentive targets outlined below. The Committee

LONG-TERM INCENTIVES
Objective(s) Furthered

also considers the resulting targeted total compensation of our named executive officers relative to the benchmark median levels of total compensation of our peer group, subject to any modifications the Committee believes are necessary, based on individual performance, industry conditions and other criteria as discussed in “Compensation Philosophy and Overview” above.

Where deemed necessary, the Committee may also grant stock options and/or RSUs for retention or compensation purposes outside the normal annual grant process and/or in connection with new hires.

How We Value Equity Awards. Valuation of equity awards is complex and difficult. For accounting purposes, and to calculate the grant-date fair value of awards for disclosure in this Proxy Statement, we follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. However, when internally assessing and communicating equity compensation, we use a simplified model which assumes that the value of an RSU is the closing price for a share of our common stock on the New York Stock Exchange on the day of the award and that the value of an option is one-third that of an RSU. While admittedly simplified, this provides a simple and understandable tool to communicate the value of equity awards internally.

Explanation of Target % of Total Compensation. Long-term incentives for our named executive officers are intended to represent a significant part of their total compensation. For 2010, we sought to allocate approximately 30-40% of our named executive officers’ total compensation to long-term incentives, although long-term incentives may comprise a greater percentage of the long-term incentive compensation for our named executive officers with the highest levels of responsibility. This target may change over time as we continue to review our compensation practices. Also, officers in similar positions are generally given similar equity awards, which are generally based on Swedish salary levels as most of our executive officers are based in Sweden. As a result, because the base salaries of our executive officers vary depending on which country they are located in, the ratio of total compensation allocated to long-term incentives vary among executive officers located outside of Sweden.

RETIREMENT / POST-EMPLOYMENT COMPENSATION
Objective(s) Furthered
Pension Benefits

Autoliv operates certain supplemental retirement benefit programs, in addition to the mandatory programs required by local national statutes, and pays pension benefit premiums for our named executive officers that are competitive with customary local practice. The programs’ terms are as follows:

Defined Contribution Programs (individual retirement investment from Company contributions). Since 2007, all newly hired or promoted senior executives participate in defined contribution plans rather than defined benefit plans (with the exception of certain senior executives that participate in location-specific defined benefit plans, as in the case of Mr. Ward). Currently, our President and CEO, our CFO, and Messrs. Brenner and Dahlén participate in this plan. For the President and CEO, the Company contributes an amount equal to 35% of his annual base salary to the plan. For other senior executives covered by the plan, including our CFO and Mr. Brenner, the Company contributes an amount equal to 30% of their annual base salaries to the plan. For Mr. Dahlén, the Company contributes 24% of his base salary to the plan, reflective of his ex-patriate compensation package.

During 2010, Mr. Ward participated in a 401(k) plan available to U.S. based employees. Under this plan, the Company makes an employer matching contribution equal to 100% of the first 3%, and then equal to 50% of the next 2%, of employee contributions (expressed as percentage of base pay), up to certain limits. During 2010, Mr. Ward received matching contributions in the 401(k) plan totaling $6,828. Mr. Ward also participated in a non-qualified defined contribution plan, pursuant to which the Company matches 80% of employee contributions up to 7% of annual base pay. During 2010, Mr. Ward received matching contributions in the non-qualified plan totaling $24,894.

Defined Benefit Program (traditional pension). As noted above, since 2007, with certain exceptions, all newly hired or promoted senior executives participate in a defined contribution plan rather than a defined benefit plan. Mr. Carlson participated in a Company defined benefit plan

A

RETIREMENT/POST-EMPLOYMENT COMPENSATION
Objective(s) Furthered

prior to becoming CEO. Mr. Ward participates in a U.S. tax-qualified defined benefit plan, as well as a supplemental defined benefit plan. Additional information regarding these plans are described later under “Pension Benefits.” The programs’ normal retirement age is 65. Other than Messrs. Carlson and Ward, none of our named executive officers are parties to a defined benefit arrangement with the Company.

Based on advice from our benefits consultants, the Company believes these benefits are consistent with the general benefit levels of large Swedish companies. The Company periodically reviews competitive market practices to take advantage of cost-saving opportunities and to ensure our pension benefits are competitive and cost efficient for our executive officers and for the Company.

Change of Control/ Severance Programs	The Company provides severance and change of control benefits to certain of our named executive officers under their employment and severance agreements. Our senior executive officers, including each of our named executive officers other than Mr. Ward, have employment agreements with the Company that provide for a notice of termination of employment by the Company of 18 months. The employment agreements, with the exception of Mr. Dahlén’s, also provide that, except in certain limited circumstances, for 12 months following an executive’s termination of employment, he or she will be subject to a non-competition agreement, and in consideration for such non-competition agreement, the Company will make monthly severance payments for 12 months. In addition, when terminated involuntarily, the executives are, according to their employment agreements, entitled to their full salary and benefits for their 18 months notice period plus a lump sum severance payment (calculated as described on pages 60-66 of this proxy).	A & B

RETIREMENT / POST-EMPLOYMENT COMPENSATION
Objective(s) Furthered

Mr. Ward did not have an employment agreement. However, he was covered by the Company’s severance guidelines for U.S. employees, and his Severance Agreement follows these guidelines. In addition, Mr. Ward had entered into a separate non-competition agreement, in which he agreed not to compete with the Company in the Company’s market area for 12 months after the termination of his employment regardless of the reason for termination.

Our senior executive officers, with the exception of Mr. Dahlén, also have severance agreements with the Company which, in case of a termination of employment in connection with a Change of Control, provide for lump sum severance payments (calculated as described on pages 63-66 of this proxy), in lieu of any benefits under their employment agreements. These arrangements are provided to our most senior executive officers as a competitive pay package component to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes.

In December 2010, the Board of Directors approved a policy limiting future change-in-control severance agreements to a “double-trigger” arrangement, which means that the severance benefit is not provided unless the participant incurs an involuntary termination within a designated period following a change of control.

In addition, pursuant to our 1997 Stock Incentive Plan, outstanding equity awards will become fully vested upon the occurrence of a change of control.

The “change of control” definition contained in our 1997 Stock Incentive Plan and change of control severance agreements is predicated on actual consummation of a corporate transaction, such as a merger, rather than upon stockholder approval of the transaction. This avoids an inadvertent “early trigger” of any change of control provisions should the transaction fail to close.

We do not provide tax gross-up protection for change of control excise taxes (i.e. U.S. taxes under Section 4999 of the Internal Revenue Code applied to change of control payments that exceed certain amounts) to our named executive officers.

Executive Compensation Process

The Role of the Compensation Consultants. The Compensation Committee periodically solicits the advice of compensation consultants during the fiscal year to ensure that the Company’s compensation program is competitive with that of those offered by the companies in its peer group. Due to the relative scarcity of compensation disclosure in the European market, including in Sweden, Swedish companies commonly rely on the experience of local consultants when determining final compensation levels to attempt to be competitive in the Swedish market. The Committee annually reviews these pay levels and target incentive opportunities versus the competitive market and considers both the consultants’ input regarding trends, the CEO’s recommendations for the other named executive officers as relayed by our Vice President for Human Resources, the recommendations of the Vice President for Human Resources for the CEO’s compensation, and other relevant factors as discussed above in the “Compensation Philosophy and Overview” section.

In 2009, the Company retained HRS Human Resource Services AB (“HRS”), a company which during fall 2010 merged with Towers Watson, and Mercer Human Resource Consulting AB (“Mercer”) for this purpose. Mercer was assigned to provide pension benefits as well as general advice regarding compensation and incentive programs. HRS was, at the direction of the Compensation Committee, assigned specific tasks related to compensation of senior executive officers including:

—	assistance related to the preparation of the Proxy Statement and Tally Sheets for executives,

—	preparation of Pay Value sheets,

—	review of peer group and pay changes in the 2010 employment market, and

—	remuneration analysis for the Compensation Committee.

In considering approval levels of compensation for 2010, the Company used a peer group consisting of companies from the automotive industry and general industrial companies based in a number of markets in which the Company operates, including Sweden, the United States, France, Germany and the United Kingdom. The Committee chose the peer group based on total revenue, number of employees and market capitalization. Ranges of 25th percentile to 75th percentile were used and are as follows: $1.2 billion to $21 billion in revenue, 5,900 to 65,200 employees, and $801 million to $18.3 billion in market capitalization. As discussed on page 28 above, the Committee is continuing to review the Company’s peer group and may make additional adjustments in the future.

Using the guideline criteria set forth above, our consultant develops a position-specific market survey for our executive officers. The data used for each position depends on the availability of data in the various companies and countries for the position we attempt to assess. Decisions for compensation to be paid in 2010 were based, in part, on information from the following peer group. As noted above, the Compensation Committee uses the peer group to benchmark base salary only, and does not specifically target total compensation levels relative to the peer group. Rather, it uses the information as an informational point in monitoring the results of our allocation objective approach discussed above.

Peer Group Companies Used for 2010 Salary Comparison
Company	Country	Revenues ($ in millions)(1)	Number of Employees (in thousands)(1)	Market Capitalization ($ in millions)(1)
Assa Abloy	Sweden	5,059	34.0	7,470
Atlas Copco	Sweden	10,750	26.3	18,287
Cummins	USA	14,300	33.5	9,080
Electrolux	Sweden	15,187	55.0	7,111
Faurecia	France	18,015	60.0	1,604
GKN	UK	7,293	40.0	2,800
Lear	USA	13,600	71.0	2,367
MAN	Germany	21,050	51.0	11,004
Sandvik	Sweden	13,428	51.0	15,111
Sauer Danfoss	Germany	1,200	5.9	801
Scania	Sweden	12,895	33.0	10,910
SKF	Sweden	9,183	44.0	8,332
Tenneco	USA	5,900	21.0	869
Textron	USA	14,246	43.0	4,947
Tomkins(2)	UK	5,515	21.0	2,613
Trelleborg	Sweden	4,531	22.7	2,158
TRW	USA	14,995	65.2	2,555
Valeo	France	13,223	52.0	2,667

(1)	Revenues and number of employees are based on fiscal year 2008 data, while market capitalization is as of December 2009.

(2)	Tomkins has been acquired by Pinafore Acquisitions Limited, a company jointly owned by Onex Corporation (TSX:OCX) (“Onex”) and Canada Pension Plan Investment Board (“CPPIB”) in 2010. Market Capitalization data is from the London Stock Exchange historical files (December 2009). Tomkins was valued at GBP 2.89 billon.

Role of the Chief Executive Officer. Our CEO regularly participates in the meetings of the Compensation Committee. During 2010, the CEO was invited by the Committee to participate in all of its meetings. The Committee excuses the CEO from the meeting when matters related to his compensation are discussed.

The Compensation Committee has delegated the authority for the determination of certain grants under our long-term incentive plan to the CEO, subject to established grant limits. The Compensation Committee reviews the compensation levels set by the CEO under the long-term incentive program, including grants to the other named executive officers. As a result, our CEO generally has a significant impact on the compensation paid to the other named executive officers.

Executive Compensation Implementation

Base Salaries. The following table presents the salaries paid to our named executive officers in the past three fiscal years. The Company set compensation in SEK for Messrs. Carlson and Wallin, in EUR for Messrs. Brenner and Dahlén and in USD for Mr. Ward. For historic numbers, we have converted the compensation paid in prior years by the same 2010 exchange rate in order to facilitate comparison.

Base Salaries of Our Named Executive Officers
Named Executive Officer	2010	2009	2008
Jan Carlson President and CEO	1,037,037	888,889	888,889
Mats Wallin(1)(2) Chief Financial Officer	431,111	285,926	154,074
Günter Brenner(2) President Autoliv Europe	597,222	569,444	N/A
Gunnar Dahlén(2) President Autoliv Asia	419,444	N/A	N/A
Michael Ward(2)(3) President Autoliv Americas	445,000	N/A	N/A

(1)	Reflects what Mr. Wallin actually received in 2009, which includes the salary Mr. Wallin received as our corporate controller. On an annualized basis, Mr. Wallin would have received $417,778 if he had been the CFO for the entire year. In 2008, Mr. Wallin was our corporate controller and also acted as our Interim CFO for approximately four months.

(2)	Messrs. Ward and Dahlén were not named executive officers, and Mr. Brenner was not employed by the Company, in 2008. Messrs. Ward and Dahlén were not named executive officers in 2009.

(3)	Mr. Ward’s employment with the Company ended on March 4, 2011.

Annual Non-Equity Incentive. The following table presents the annual incentive opportunities for each named executive officer expressed as a percentage of base salary. Award opportunities may vary among the Company’s named executive officers and overall may range from zero to 100% of their base salaries. We established these targets based on the level of position and responsibility.

Annual Non-Equity Incentive Opportunity for Our Named Executive Officers in 2010
Named Executive Officers	Incentive as a % of Base Salary
	Threshold	Target	Maximum
Jan Carlson President and CEO	0%	60%	120%
Mats Wallin Chief Financial Officer	0%	30%	60%
Günter Brenner President Autoliv Europe	0%	35%	70%
Gunnar Dahlén President Autoliv Asia	0%	35%	70%
Michael Ward President Autoliv Americas	0%	35%	70%

As discussed on pages 31 above, the annual incentive performance metric is primarily based on the Company’s Operating Income performance compared to that of the previous year. While the annual incentive performance metric may be adjusted by the Compensation Committee as discussed above, the Compensation Committee did not make any such adjustments for 2010.

Actual Pay-Out Annual Non-Equity Incentive Program
Year	Pay-Out
2010	2.0 x target
2009	0.00 x target
2008	0.00 x target

The table below presents the annual incentive paid to our named executive officers in the past three fiscal years.

Annual Non-Equity Incentives Paid to Our Named Executive Officers in 2010
Named Executive Officer	2010	2009	2008
Jan Carlson President and CEO	1,244,444	0.00	0.00
Mats Wallin(1) Chief Financial Officer	260,742	0.00	0.00
Günter Brenner(1) President Autoliv Europe	422,222	0.00	N/A
Gunnar Dahlén(1) President Autoliv Asia	293,611	N/A	N/A
Michael Ward(1)(2) President Autoliv Americas	314,000	N/A	N/A

(1)	Messrs. Ward and Dahlén were not named executive officers, and Mr. Brenner was not employed by the Company, in 2008. Messrs. Ward and Dahlén were not named executive officers in 2009.

(2)	Mr. Ward’s employment with the Company ended on March 4, 2011.

Stock Incentive Program. Equity incentives are provided under the 1997 Stock Plan, which has been approved by our stockholders and is administered by the Compensation Committee as described on pages 33-35 above.

The annual grant date for our Stock Incentive Program is in the first quarter of the fiscal year, following publication of our fourth quarter financial results. This is done to enhance corporate governance procedures and to avoid unintended burdens to participants as a result of “black-out periods.”

All stock options granted to our executive officers for 2010 expire after 10 years, have an exercise price equal to the closing price on the New York Stock Exchange on the date of grant and are exercisable after one year of continued employment following the grant date. Our 1997 Stock Plan expressly prohibits repricing of options or stock appreciation rights (directly or indirectly) without prior stockholder approval.

All RSUs granted to our named executive officers vest after three years and are conditioned upon the named executive officer not having given notice of termination of employment prior to the vesting date.

In 2010, there were 234 participants in the Stock Incentive Program, compared to 247 in 2009 and 254 in 2008.

The following table presents the stock option and RSU awards (representing the number of shares of our common stock subject to such awards) to our named executive officers in the past three fiscal years.

Equity Awards to Our Named Executive Officers
Named Executive Officer	2010		2009		2008
	Options	RSUs	Options	RSUs	Options	RSUs
Jan Carlson President and CEO	24,000	8,000	60,000	20,000	20,000	6,667
Mats Wallin(1) Chief Financial Officer	9,300	3,100	3,750	1,250	1,900	633
Günter Brenner(2) President Autoliv Europe	7,320	2,440	16,000	5,333	N/A	N/A
Gunnar Dahlén(2) President Autoliv Asia	7,320	2,440	N/A	N/A	N/A	N/A
Michael Ward(2)(3) President Autoliv Americas	7,320	2,440	N/A	N/A	N/A	N/A

(1)	Mr. Wallin was appointed our CFO on July 9, 2009 after annual equity awards had already been granted to our executives and thus his equity incentive award in 2009 is not reflective of his position as CFO. In 2008, Mr. Wallin was our corporate controller and also acted as our Interim CFO for approximately four months.

(2)	Messrs. Ward and Dahlén were not named executive officers, and Mr. Brenner was not employed by the Company, in 2008. Messrs. Ward and Dahlén were not named executive officers in 2009.

(3)	Mr. Ward’s employment with the Company ended on March 4, 2011.

Analysis of Executive Compensation Program

The following tables analyze the actual compensation of our named executive officers at the end of 2010 versus our compensation objectives discussed above. This analysis is in addition to the analysis that appears throughout this Compensation Discussion and Analysis.

For purposes of this analysis, “total target compensation” is comprised of targeted base salary plus targeted annual non-equity incentive plus targeted equity incentive awards. As described below, when discussing “total compensation” the Compensation Committee does not specifically target total compensation levels relative to our peer group. Rather, “total target compensation” is the sum of the base salary, which is benchmarked against our peer group, and the other compensation elements which are expressed as ratios of base salary. However, the total target compensation is reviewed as an informational point in monitoring the results of our allocation.

As the 2010 Operating Income used for calculating the annual non-equity incentive was above 130% of the 2009 adjusted Operating Income, each named executive officer received his maximum annual non-equity incentive award. Consequently, looking solely at the Committee’s 2010 targeted relationship between base, annual non-equity incentive and equity incentives, the Committee’s objective was not fully achieved. However, in 2009 no non-equity incentive awards were paid. The differences in non-equity incentive awards between 2009 and 2010 reflect the impact of the financial crisis in 2009 and the dramatic turn-around in Operating Income in 2010. Therefore, the Committee expects that, over time, its targeted relationship between base, annual non-equity incentive and equity incentives will generally be achieved.

For purposes of this analysis, the value of the equity awarded to the named executive officers is based on the assumed value discussed on page 35 above, under the heading “How We Value Equity Awards.”

As discussed earlier in the CD&A, the Company’s executive compensation program also includes pension benefits (see page 36) and certain other items of compensation, such as a Company car. Based on the advice from our compensation consultants, the Committee believes these benefits are appropriate for each of our named executive officers. However, the Committee does not include the value of these benefits in the executive’s total target compensation, and therefore such benefits are excluded from the following tables.

Jan Carlson President & CEO
Base Salary	Approximate Market Median Base Salary	Analysis
$1,037,037	$1,162,963

When Mr. Carlson was originally appointed to his current position in 2007, his base salary was set below market median levels with the expectation that it would be adjusted to market levels over time. A revision to his base salary was made in 2008, but in light of the restructuring initiatives implemented by the Company in 2008 and 2009, Mr. Carlson in 2008 requested that any potential adjustment for 2009 be postponed. In 2010, the Committee increased Mr. Carlson’s base salary by 17%, which reflects the Committee’s recognition of Mr. Carlson’s role in the Company’s significant achievements in 2009, the Company’s growth prospects for 2010, the salary freeze that was implemented for 2009 and the Committee’s intention to further align Mr. Carlson’s base salary with our peer group over time.

Nonetheless, Mr. Carlson’s 2010 base salary remains below the median for our peer group. The Committee will continue to review Mr. Carlson’s base salary in the coming years and anticipates that over time, it will be further aligned with our peer group.

Mr. Carlson’s base salary comprised approximately 35% of his total compensation in 2010, which is slightly below the objective of approximately 40% of his total target compensation.

Annual Non-Equity Incentive Paid	Annual Non-Equity Incentive Target (20% of Total Target Compensation)	Analysis
$1,244,444	$518,519

Based primarily on its desire to increase the at-risk component of his total compensation, the Committee adjusted Mr. Carlson’s target and maximum 2010 annual non-equity incentive opportunity from 50% and 100%, respectively, to 60% and 120%, respectively.

As the Company exceeded 130% of 2009 operating income, Mr. Carlson received his maximum annual non-equity incentive award. Mr. Carlson’s annual non-equity incentive award comprised approximately 42% of his total compensation in 2010, which is above the objective of approximately 20% of his total target compensation.

Assumed Value of Equity Awards	Equity Incentive Target (40% of Total Target Compensation)	Analysis
$684,960	$1,037,037	Mr. Carlson’s equity compensation comprised approximately 23% of his total compensation in 2010, which is below the objective of approximately 40% of his total target compensation, partly as a result of the Company having paid the maximum annual non-equity incentive award.

Jan Carlson President & CEO
Total Compensation	Total Target Compensation	Analysis
$2,966,441	$2,592,593

Mr. Carlson’s total compensation is approximately 14% above the total target compensation, primarily as a result of the Company having paid the maximum annual non-equity incentive award.

While “total target compensation” used by the Committee for its compensation decisions does not reflect total pay for similar positions within the peer group, an analysis of market data of our peer group suggests that Mr. Carlson’s total compensation in 2010 is above the median of the peer group, mainly as a result of (i) the maximum non-equity incentive award being paid and (ii) the ascribed value of Mr. Carlson’s equity incentive awards.

Mats Wallin Chief Financial Officer
Base Salary	Appropriate Market Median Base Salary	Analysis
$431,111	$490,370

In 2010, the Committee increased Mr. Wallin’s base salary by 3.2%, which reflects the Committee’s recognition of Mr. Wallin’s role in the Company’s significant achievements in 2009, the Company’s growth prospects for 2010, the salary freeze that was implemented for 2009 and the Committee’s intention to further align Mr. Wallin’s base salary with our peer group over time. The base salary paid to Mr. Wallin in 2010 was approximately 12% lower than the median base salary level for our peer group. As Mr. Wallin assumed his role as Chief Financial Officer relatively recently, the Committee considers this appropriate.

Mr. Wallin’s base salary comprised approximately 45% of his total compensation in 2010, which was slightly below the objective of approximately 50% of his total target compensation.

Annual Non-Equity Incentive Paid	Annual Non-Equity Incentive Target (20% of Total Target Compensation)	Analysis
$260,742	$172,444	As the Company exceeded 130% of 2009 operating income, Mr. Wallin received his maximum annual non-equity incentive award. Mr. Wallin’s annual non-equity incentive award comprised approximately 27% of his total compensation in 2010, which is above the objective of approximately 20% of his total target compensation.
Assumed Value of Equity Awards	Equity Incentive Target (30% of Total Target Compensation)	Analysis
$265,422	$258,667	The assumed value of the equity awarded to Mr. Wallin comprised approximately 28% of his total compensation, which was just slightly below the objective of 30% of his total target compensation, primarily as a result of the Company having paid the maximum annual non-equity incentive award.
Total Compensation	Total Target Compensation	Analysis
$957,275	$862,222

Mr. Wallin’s total compensation is approximately 11% above the total target compensation, primarily as a result of the Company having paid the maximum annual non-equity incentive award.

While “total target compensation” used by the Committee for its compensation decisions does not reflect total pay for similar positions within the peer group, an analysis of market data of our peer group suggests that Mr. Wallin’s total compensation is slightly above the median of the peer group primarily due to the maximum non-equity incentive being paid.

Günter Brenner President Autoliv Europe
Base Salary	Appropriate Market Median Base Salary	Analysis
$597,222	$590,278

In 2010, the Committee increased Mr. Brenner’s base salary by 4.9%, which reflects the Committee’s recognition of Mr. Brenner’s role in the Company’s significant achievements in 2009, the Company’s growth prospects for 2010 and the salary freeze that was implemented for 2009. The base salary paid to Mr. Brenner in 2010 was approximately 1% higher than the median base salary level for the peer group, which the Committee considers to be appropriate.

Mr. Brenner’s base salary comprised approximately 49% of his total compensation in 2010, which was in line the objective of 50% of his total target compensation. Because Mr. Brenner’s salary was based on compensation practices in Germany, where base salaries for comparable positions are generally higher than in Sweden, while other parts of his compensation were comparable to those in Sweden, Mr. Brenner’s base salary accounts for a higher ratio of his total compensation.

Annual Non-Equity Incentive Paid	Annual Non- Equity Incentive Target (20% of Total Target Compensation)	Analysis
$422,222	$238,889	As the Company exceeded 130% of 2009 operating income, Mr. Brenner received his maximum annual non-equity incentive award. Mr. Brenner’s annual non-equity incentive award comprised approximately 34% of his total compensation in 2010, which is above the objective of approximately 20% of his total target compensation.
Assumed Value of Equity Awards	Equity Incentive Target (30% of Total Target Compensation)	Analysis
$208,913	$358,333	The assumed value of the equity awarded to Mr. Brenner comprised approximately 17% of his total compensation, which was below the objective of 30% of his total target compensation, primarily as a result of the Company having paid the maximum annual non-equity incentive award.
Total Compensation	Total Target Compensation	Analysis
$1,228,357	$1,194,444

Mr. Brenner’s total compensation is approximately 3% above total target compensation, primarily as a result of the Company having paid the maximum annual non-equity incentive award.

While “total target compensation” used by the Committee for its compensation decisions does not reflect total pay for similar positions within the peer group, an analysis of market data of our peer group suggests that Mr. Brenner’s total compensation is below the median of the peer group.

Gunnar Dahlén President Autoliv Asia
Base Salary	Appropriate Market Median Base Salary	Analysis
$419,444	$370,850

In 2010, the Committee increased Mr. Dahlén’s base salary by 2.4%, which reflects the Committee’s recognition of Mr. Dahlén’s role in the Company’s significant achievements in 2009, the Company’s growth prospects for 2010 and the salary freeze that was implemented for 2009. The base salary paid to Mr. Dahlén in 2010 was approximately 13% higher than the median base salary level for the peer group.

Mr. Dahlén’s base salary comprised approximately 45% of his total compensation in 2010, which was slightly below the objective of 50% of his total target compensation.

Annual Non-Equity Incentive Paid	Annual Non-Equity Incentive Target (20% of Total Target Compensation)	Analysis
$293,611	$167,778	As the Company exceeded 130% of 2009 operating income, Mr. Dahlén received his maximum annual non-equity incentive award. Mr. Dahlén’s annual non-equity incentive award comprised approximately 32% of his total compensation in 2010, which is above the objective of approximately 20% of his total target compensation.
Assumed Value of Equity Awards	Equity Incentive Target (30% of Total Target Compensation)	Analysis
$208,913	$251,667	The assumed value of the equity awarded to Mr. Dahlén comprised approximately 23% of his total compensation, which was slightly below the objective of 30% of his total target compensation, primarily as a result of the Company having paid the maximum annual non-equity incentive award.
Total Compensation	Total Target Compensation	Analysis
$921,968	$838,889

Mr. Dahlén’s total compensation is approximately 10% above the total target compensation, directly as a result of the Company having paid the maximum annual non-equity incentive award.

Due to Mr. Dahlén’s ex-patriate status and the scarcity of peer group data regarding his position, the Company did not utilize the peer group in the same manner when determining Mr. Dahlén’s compensation as for other named executive officers. Rather, the Company utilized some of the peer group compensation data as well as certain compensation data and analysis made available to us by our compensation consultant.

Michael Ward (1) President Autoliv Americas
Base Salary	Appropriate Market Median Base Salary	Analysis
$445,000	$440,000

In 2010, the Committee increased Mr. Ward’s base salary by 2.8%, which reflects the Committee’s recognition of Mr. Ward’s role in the Company’s significant achievements in 2009, the Company’s growth prospects for 2010 and the salary freeze that was implemented for 2009. The base salary paid to Mr. Ward in 2010 was approximately 1% higher than the median base salary level for the peer group.

Mr. Ward’s base salary comprised approximately 46% of his total compensation in 2010, which was just slightly below the objective of 50% of his total target compensation.

Annual Non-Equity Incentive Paid	Annual Non-Equity Incentive Target (20% of Total Target Compensation)	Analysis
$314,000	$178,000	As the Company exceeded 130% of 2009 operating income, Mr. Ward received his maximum annual non-equity incentive award and Mr. Ward’s annual non-equity incentive award comprised approximately 32% of his total compensation in 2010, which is above the objective of approximately 20% of his total target compensation.
Assumed Value of Equity Awards	Equity Incentive Target (30% of Total Target Compensation)	Analysis
$208,913	$267,000	The assumed value of the equity awarded to Mr. Ward comprised approximately 22% of his total compensation, which was slightly below the objective of 30% of his total target compensation, primarily as a result of the Company having paid the maximum annual non-equity incentive award.
Total Compensation	Total Target Compensation	Analysis
$967,913	$890,000

Mr. Ward’s total compensation is approximately 8% above the total target compensation, primarily as a result of the Company having paid the maximum annual non-equity incentive award.

While “total target compensation” used by the Committee for its compensation decisions does not reflect total pay for similar positions within the peer group, an analysis of market data of our peer group suggests that Mr. Ward’s total compensation was below the median of the peer group.

(1)	Michael Ward’s employment with the Company ended on March 4, 2011.

Recoupment of Compensation

In February 2010, the Board adopted a policy wherein the Board will seek reimbursement of annual cash incentives earned on or after January 1, 2010 by an executive or senior manager (as such terms are defined in the policy) where: (i) the payment was predicated upon the achievement of specified financial results; (ii) said financial results were subsequently the subject of a restatement or other material adjustment; (iii) in the Board’s view the individual executive or senior manager engaged in misconduct, negligence or dereliction of duty that caused or contributed to the need for the restatement or material adjustment; and (iv) a lower payment would have been made to the executive or senior manager based upon the correct financial results. In each such instance, the Company will seek to recover the individual’s entire annual non-equity incentive bonus for the relevant period, plus a reasonable rate of interest.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986 as amended (the “Code”) generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officers and the three other most highly compensated executive officers (other than their chief financial officers) that is not “performance based” (as defined in the Code). The 1997 Stock Plan includes certain necessary provisions to allow the Compensation Committee to structure the employee incentive compensation programs that our most highly compensated officers participate in to comply with the Code’s definition of performance-based compensation. Notwithstanding the foregoing, the Committee retains the discretion to authorize incentive payments that may not be deductible if it believes that doing so would be in the best interest of the Company and its stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table(1)

The following table shows information concerning the annual compensation for services provided by our President and CEO, our CFO and our three other most highly compensated executives in the fiscal year ended December 31, 2010:

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total
Jan Carlson President and CEO	2010		$1,037,037	$0	$357,600	$327,360	$1,244,444	$(13,145)	$390,386	$3,343,682
	2009		$888,889	$0	$326,200	$235,800	$0	$42,608	$324,814	$1,818,311
	2008		$888,889	$0	$344,484	$193,800	$0	$27,429	$325,301	$1,779,903

Mats Wallin Chief Financial Officer	2010		$431,111	$0	$138,570	$126,852	$260,742	N/A	$150,927	$1,108,202
	2009	(5)	$285,926	$0	$20,388	$14,738	$0	N/A	$122,303	$443,355
	2008		$154,074	$0	$32,707	$18,411	$0	N/A	$58,157	$263,349

Günter Brenner (6)	2010		$597,222	$0	$109,068	$99,845	$422,222	N/A	$194,367	$1,422,724
President Autoliv Europe	2009		$569,444	$0	$86,981	$62,880	$0	N/A	$186,033	$905,338

Gunnar Dahlén (6) President Autoliv Asia	2010		$419,444	$0	$109,068	$99,845	$293,611	N/A	$181,134	$1,103,102

Michael Ward (6)(7) President Autoliv Americas	2010		$445,000	$0	$109,068	$99,845	$314,000	$204,900	$73,570	$1,246,383

(1)	The amounts contained in the table were paid in either Swedish Kronor, Euro or USD. All amounts have been converted to dollars using the following exchange rates (refer to page 29); 1 USD = 6.75 SEK = 0.72 EUR.

(2)	The numbers reflect the aggregate grant-date fair value of the options and RSUs granted in each respective year, calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (FASB Topic 718). The fair value of the RSUs was equal to the stock price on the date of grant. The assumptions made in the valuation of the options are contained in Note 1 “Stock Based Compensation” in the Company’s Annual Report.

(3)	All amounts contained in the column relate to Change in Pension Value.

(4)	All other compensation for 2010 consists of (i) for Messrs. Carlson, Wallin, Brenner, Dahlén and Ward, the aggregate incremental cost to the Company of a company car, which is $14,564, $14,030, $15,200, $8,333 and $15,250, respectively; (ii) for Messrs. Carlson, Wallin, Brenner, and Dahlén, $362,963, $129,333, $179,167 and $100,667 respectively, contributed by the Company to their defined contribution plans; (iii) for Mr. Ward, $6,828 in matching contributions to the U.S. 401(k) plan and $24,894 contributed to the Autoliv North America Non-Qualified Retirement Plan), an aggregate cost of $15,802 associated with a club membership and healthcare benefits, and tax gross-up payments of $10,796 related to his use of a company car; (iv) for Mr. Dahlén, the amount shown includes $45,250 for his accommodation, as well as tax gross-up payments of $8,038 related to his housing and the use of a company car, $11,646 for a club membership, and a $7,200 home leave travel benefit; and (v) for both Messrs. Carlson and Wallin, an additional $12,148 and $6,853, respectively for the value of a vacation supplement based on Swedish labor practices, and (vi) for Messrs. Carlson and Wallin, an additional $711 for healthcare.

(5)	These amounts reflect what Mr. Wallin actually received in 2009. On an annualized basis Mr. Wallin would have received $417,778 in 2009 had he been the Company’s CFO the entire year. In 2008, Mr. Wallin was our corporate controller and also acted as our Interim CFO for approximately four months.

(6)	Neither Mr. Dahlén nor Mr. Ward were named executive officers in 2009 or 2008. Mr. Brenner was not employed by the Company in 2008.

(7)	Michael Ward’s employment with the Company ended on March 4, 2011.

See our “Compensation Discussion and Analysis” above for more information.

2010 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards to named executive officers made in the year ended December 31, 2010:

Name and Principal Position	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)(1)	Maximum ($)(1)
Jan Carlson President and CEO	02/18/10	02/16/10				8,000			$357,600
	02/18/10	02/16/10	0				24,000	$44.70	$327,360
			0	$622,222	$1,244,444
Mats Wallin Chief Financial Officer	02/18/10	02/16/10				3,100			$138,570
	02/18/10	02/16/10	0				9,300	$44.70	$126,852
			0	$130,371	$260,742
Günter Brenner President Autoliv Europe	02/18/10	02/16/10				2,440			$109,068
	02/18/10	02/16/10					7,320	$44.70	$99,845
			0	$211,000	$422,222
Gunnar Dahlén President Autoliv Asia	02/18/10	02/16/10				2,440			$109,068
	02/18/10	02/16/10					7,320	$44.70	$99,845
			0	$146,805	$293,610
Michael Ward(3) President Autoliv Americas	02/18/10	02/16/10				2,440			$109,068
	02/18/10	02/16/10	0				7,320	$44.70	$99,845
			0	$157,000	$314,000

(1)	These target and maximum amounts in some instances may vary slightly from the percentages of base salary outlined on page 42 as a result of rounding and exchange rate effects.

(2)	The numbers reflect the aggregate grant-date fair value of the options and RSUs calculated in accordance with FASB Topic 718.

(3)	Mr. Ward’s employment with the Company ended on March 4, 2011.

See our “Compensation Discussion and Analysis” above for more information.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table summarizes the total number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2010:

		Option Awards(1)				Stock Awards(1)
Name and Principal Position	Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested ($)(2)
Jan Carlson President and CEO	2010		24,000	44.70	02/18/20	8,000	631,520
	2009	60,000		16.31	02/20/19	20,000	1,578,800
	2008	20,000		51.67	02/19/18	6,667	526,293
	2007	15,000		57.40	06/14/17
	2007	5,000		59.01	02/14/17
	2006	5,000		49.60	01/09/16
	2005	3,500		47.46	01/10/15
	2004	3,250		40.26	01/12/14
	2003	4,000		21.36	01/02/13

Mats Wallin Chief Financial Officer	2010		9,300	44.70	02/18/20	3,100	307,866
	2009	3,750		16.31	02/20/19	1,250	98,675
	2008	1,900		51.67	02/19/18	633	49,969
	2007	750		59.01	02/14/17
	2006	750		49.60	01/09/16
	2005	375		47.46	01/10/15

Günter Brenner President Autoliv Europe	2010		7,320	44.70	02/18/20	2,440	192,614
	2009	6,000		16.31	02/20/19	5,333	420,987
	2008	N/A		51.67	02/19/18	N/A	N/A

Gunnar Dahlén President Autoliv Asia	2010		7,320	44.70	02/18/20	2,440	192,614
	2009					5,000	394,700
	2008	6,000		51.67	02/19/18	2,000	157,880
	2007	3,250		59.01	02/14/17

Michael Ward(3) President Autoliv Americas	2010		7,320	44.70	02/18/20	2,440	192,614
	2009					5,000	394,700
	2008	6,000		51.67	02/19/18	2,000	157,880
	2007	3,750		59.01	02/14/17
	2006	3,750		49.60	01/09/16

(1)	The options and RSUs were granted on December 3, 2001, January 2, 2002, January 2, 2003, January 12, 2004, January 10, 2005, January 9, 2006, February 14, 2007, June 14, 2007, February 19, 2008, February 20, 2009, and February 18, 2010. All options granted are for 10-year terms with an exercise price equal to the fair market value on the NYSE on the date of grant and become exercisable after one year of continued employment following the grant date. All RSUs granted generally vest after three years and are conditioned upon the optionee not having given notice of termination of employment prior to such date.

(2)	The closing price on the NYSE for our common stock on December 31, 2010, was $78.94.

(3)	Mr. Ward’s employment with the Company ended on March 4, 2011.

Option Exercises and Stock Vested During 2010

The following table summarizes for each of our named executive officers the option awards that were exercised and RSUs that vested during the year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jan Carlson	N/A	N/A	11,267	$527,123
Mats Wallin	N/A	N/A	250	$10,995
Günter Brenner	10,000	$548,100	N/A	N/A
Gunnar Dahlén	15,000	$868,115	1,083	$47,630
Michael Ward(3)	18,750	$518,063	1,250	$54,975

(1)	The value realized upon exercise of stock options reflects the difference between the price of a share of our common stock on the date of exercise and the exercise price of the stock option.

(2)	The value realized on vesting of the restricted shares shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of shares vested.

(3)	Mr. Ward’s employment with the Company ended on March 4, 2011.

Pension Benefits

The following table summarizes the present value of the benefit (and other information) under the defined benefit plan of the Company for the named executive officers in the year ended December 31, 2010. Messrs. Wallin, Brenner and Dahlén do not participate in a defined benefit plan. Since 2007 when he became the CEO, Mr. Carlson no longer participates in a defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments during Last Fiscal Year ($)(3)
Jan Carlson(4)	Defined Benefit	2.0	$282,626	(1)	$0
Mats Wallin	N/A	N/A	N/A		N/A
Günter Brenner	N/A	N/A	N/A		N/A
Gunnar Dahlén	N/A	N/A	N/A		N/A
Michael Ward(5)	Autoliv ASP, Inc. Pension Plan	25.289	$524,700(2)		$0
	Autoliv ASP, Inc. Excess Pension Plan		$660,900(2)		$0

(1)	The accumulated benefit is a measure of pension liabilities used for accounting purposes. The underlying calculation values accrued pensions for plan beneficiaries based on completed service and current salaries allowing for any required future increases on these benefits. Effectively, regarding pension benefits, the measure gives an approximate indication of the liability that would have to be met if the plan were frozen. The measure is market-based in that it values liabilities at market interest rates for investment grade bonds.

(2)	The actuarial present value of the accumulated plan benefit is based on the Mr. Ward’s accrued benefit at December 21, 2010 using the plan’s benefit formula and actual earnings and service through December 31, 2010. The calculation are based on the following assumptions: (i) Mr. Ward will continue employment through his normal retirement age, at which time he will commence his benefit in the form of a lump sum, (ii) this lump sum has been discounted to December 31, 2010 using a discount rate of 5.05% and (iii) a post retirement mortality rate derived from the Internal Revenue Code Section 417(e) mortality table with projections.

(3)	None of our named executive officers received a pension payment during 2010.

(4)	Mr. Carlson participated in a defined benefit plan of the Company prior to becoming CEO. Pursuant to the terms of his defined benefit plan, were he to retire today Mr. Carlson would be entitled to an accrued benefit shall be the sum of (a) (a) 1.00% of the Average Final Earnings times years of Benefit Service earned before January 1, 2006, plus (b) 0.70% of the Average Final Earnings times years of Benefit Service earned after December 31, 2005, plus (c) 0.50% of Average Final Earnings in excess of Covered Compensation times years of Benefit Service up to 35 years.

(5)	Mr. Ward’s employment with the Company ended on March 4, 2011.

U.S. Pension Plan. During 2010, Mr. Ward participated in the Autoliv ASP, Inc. Pension Plan (which we refer to as the Pension Plan). The Pension Plan is a funded, defined benefit pension plan that provides benefits for the Company’s U.S. employees hired prior to January 1, 2004, who meet minimum age and service eligibility requirements. Subject to certain limitations, the monthly retirement benefit under the Pension Plan (assuming attainment of age 65, the retirement age specified by the plan, and an election to receive payments in the form of a life annuity), is determined in accordance with a formula that takes into account the following factors: the highest average of any consecutive five calendar years of pensionable earnings during the last ten years of employment (“average final earnings”), and the number of years of benefit service. The retirement benefit for Mr. Ward under the Pension Plan is a monthly pension equal to 1/12th of the amount determined as follows:

—	1.0% of average final earnings times years of benefit service prior to 12/31/2005, plus

—	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service prior to 12/31/05, plus

—	0.7% of average final earnings times years of benefit service on or after 1/1/2006, plus

—	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service on or after 1/1/2006.

For purposes of this formula, “earnings” in a given year means the participant’s gross annual compensation, excluding amounts credited or paid under the key employees stock option and performance unit plan, long term incentive plans, severance pay, and reimbursement for employment-related expenses, but including bonuses and incentive pay which is not, and has not been, subject to deferred income taxation under the Code. “Covered Compensation” means the average of the Social Security taxable wage bases during the 35-year period ending with the year in which the participant reaches the Social Security normal retirement age. Pension Plan benefits will begin when a participant reaches normal retirement age, defined as age 65. Benefits can begin as early as age 55, if the participant also has five years of vesting service, but the benefit will be lower than at normal retirement age. Disability retirement is offered under the Pension Plan to participants who have at least 15 years of vesting service, are eligible to receive Social Security Disability benefits, become totally and permanently disabled while employed, and are not eligible to participate in long-term disability insurance.

Benefits under the Pension Plan are payable in the form of a lump sum or annuity, as selected by the participant. Participants in the Pension Plan will be 100% vested in their plan benefit after five years of vesting service or if they reach age 65 while employed by Autoliv. Mr. Ward is fully vested in his benefits in the Pension Plan.

Supplemental Executive Retirement Plan. Mr. Ward also participated in the Autoliv ASP, Inc. Excess Pension Plan (which we refer to as the Excess Pension Plan). The Excess Pension Plan is an unfunded, nonqualified defined benefit retirement plan, pursuant to which participating U.S. employees are eligible to receive a retirement benefit based on the benefit they would receive under the Pension Plan. Benefits payable under the Excess Pension Plan are calculated without regard to the limitations imposed by the Internal Revenue Code on the amount of compensation that may be taken into account under the Pension Plan. The purpose of the Excess Pension Plan is to supplement the benefits payable under the Pension Plan.

The supplemental benefit payable under the Excess Pension Plan is equal to the excess, if any, of (i) the monthly benefit that would be payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, computed without regard to applicable Internal Revenue Code limitations, and computed as if amounts deferred under a bonus or incentive compensation plan had been counted as “earnings” under the Pension Plan), over (ii) the amount of monthly benefit payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, as limited by the Internal Revenue Code and the terms of the Pension Plan. Benefits under the Excess Pension Plan will be payable in a single lump sum on the first day of the seventh month following the month in which the executive retires or otherwise separates from service. Mr. Ward is fully vested in his benefits in the Excess Pension Plan.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to the Autoliv North America Non-Qualified Retirement Plan (which we refer to as the Non-Qualified Retirement Plan). Mr. Ward is the only named executive officer that participates in the Non-Qualified Retirement Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Michael Ward(3)	66,681	24,894	22,567	0	216,722

(1)	Mr. Ward’s contributions to the Non-Qualified Retirement Plan are included in the amount reported as “Salary” in the Summary Compensation table for fiscal year 2010.

(2)	The Company’s matching contributions to the Non-Qualified Retirement Plan are included in the “All Other Compensation” in the Summary Compensation table for fiscal year 2010.

(3)	Mr. Ward’s employment with the Company ended on March 4, 2011.

Pursuant to the Non-Qualified Retirement Plan, participants may elect to defer a stated percentage of their base salary for each plan year, as determined by the administrative committee of the plan; provided, however, that the amount deferred may not exceed 25% of a participant’s base salary. Earnings (and losses) are credited to participants’ accounts based on participant choices between various investment options and the rate of return determined by the administrative committee of the plan. Participants’ deferred income is not actually invested in the investment options, which are used instead as the growth measurement mechanism for accounts under the plan.

Participants are eligible to receive matching contributions equal to 80% of their deferred amounts. For plan years ending on or before December 31, 2008, deferred amounts in excess of 12% of the participant’s compensation were not eligible for matching contributions. For plan years beginning on or after January 1, 2009, deferred amounts in excess of 7% of the participant’s compensation are not eligible for matching contributions. Participants are always 100% vested in their deferred amounts and earnings thereon; provided, however, that matching contributions and earnings thereon in a participant’s account are subject to forfeiture if the participant is determined by the Board to have stolen Company assets, violated the Company’s Business Conduct Policy or disclosed confidential business or technical information of the Employer to unauthorized third parties.

Participants may elect to receive distributions from their accounts on the first day of the seventh month following the occurrence of any one of the following distribution events as designated by the participant: (i) separation from service; (ii) death, (iii) attainment of normal retirement age (65), or (iv) attainment of early retirement age (age 55 and five years of service with the Company). Amounts will be distributed in one of the following forms, as selected by the participant: (i) a single lump sum, (ii) 60 approximately equal monthly installments or (iii) 120 approximately equal monthly installments.

Potential Payments Upon Termination or Change of Control

The Company has entered into agreements and maintains plans that may require the Company to make payments and/or provide benefits to our named executive officers in the event of termination of employment or a change of control.

Employment Agreements. The Company has an employment agreement with each of our named executive officers other than Mr. Ward. The Company’s employment agreements obligate the Company to provide 18 months notice of termination of employment, in the case of Messrs. Carlson, Wallin and Dahlén, and 12 months notice of termination of employment, in the case of Mr. Brenner, as well as severance payments calculated as described below. Messrs. Dahlén and Wallin must provide the Company with six months notice of resignation. Mr. Carlson must provide the Company with 12 months notice of resignation. Except as provided below, following the executive’s termination of employment, Messrs. Carlson, Wallin, and Brenner are prohibited from competing with the Company for a period of 12 months. Such noncompetition covenant does not apply in the event that (i) the Company terminates the executive’s employment for any reason other than by reason of the executive’s breach of the agreement, or (ii) the executive terminates his employment due to the Company’s breach of the agreement. In consideration for such noncompetition, the Company is obligated to make monthly severance payments to the executive for 12 months. Such monthly payments will be equal to the difference between the executive’s monthly gross salary as of the date of his employment termination and any lower salary earned by the executive in any new employment. The monthly payment is limited to a maximum of 60% of the gross salary earned as of the date of his employment termination. The Company is not obligated to make such payments if the executive’s employment terminates due to his retirement.

In addition, if terminated involuntarily by the Company other than for breach of the agreement, Messrs. Carlson, Wallin, and Brenner would be entitled to full salary and benefits during the requisite notice period, plus a lump sum severance payment equal to the sum of (i) the executive’s then-current annual salary, (ii) the average of the annual bonuses received by the executive for the two most recent fiscal years, or the annual bonus for the fiscal year immediately prior to the fiscal year during which the first event or circumstance constituting Good Reason occurred, (iii) the annual taxable value of the benefit of a Company car, and (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination, plus, in each case, any amounts payable to the executive in consideration for his noncompetition with the Company as described above.

Mr. Ward did not have an employment agreement. However, he was covered by the Company’s severance guidelines for U.S. employees, which, in sum, provide that following an involuntary termination (not for Cause) employees will be paid severance in the amount of two weeks of base salary plus an additional week of base salary for every year of service. Additionally, in return for a release of any rights to bring any claims against the Company, the employee will be paid eight weeks of base salary for every year of service up to 15 years.

Although not a contractual right, Mr. Ward received severance in accordance with these guidelines, which is consistent with the Company’s practice in the absence of extraordinary circumstances.1

Severance Agreements. Most senior executive officers of the Company have Severance Agreements with the Company, which were originally effective until December 31, 2005 for Mr. Carlson, until December 31, 2002 for Mr. Ward, and until December 31, 2009 for Messrs. Wallin and Brenner. The term of the severance agreements is automatically extended annually for additional one-year periods, or a two-year period upon the occurrence of a change of control, unless notice of termination is given. The Severance Agreements are otherwise terminable during their periods of effectiveness only by termination of the respective executive’s employment. Pursuant to the terms of the Severance Agreement, upon a qualifying termination of employment in connection with a change of control of the Company (as defined in the Severance Agreements), the executive will be entitled to certain benefits, as described below. Mr. Dahlén does not have a Severance Agreement.

In the event that during the two-year period following a change of control, (i) the executive terminates his employment for Good Reason or, during the 30-day period commencing one year after the change of control, for any reason, or (ii) the Company terminates the executive’s employment without Cause (as defined in the Severance Agreements), the executive would be entitled to certain benefits. Messrs. Carlson, Wallin and Brenner (and Mr. Ward prior to March 2, 2011) would be entitled to receive an immediate lump sum payment in an amount equal to 2.5 times the sum of (i) such executive’s then-current annual salary (or if higher, the salary in effect immediately prior to the first event or circumstances which constitutes Good Reason), (ii) the average of the annual bonuses received by the executive for the two most recent fiscal years, or the annual bonus for the fiscal year immediately prior to the fiscal year during which occurs the first event or circumstance constituting Good Reason, whichever is highest, (iii) the taxable value of the benefit of a Company car, and (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination. This payment is in lieu of other benefits under the executive’s employment agreement.

Because Mr. Dahlén does not have a Severance Agreement, the terms of his employment agreement continue to apply and a termination following a change of control is treated as an involuntary termination. Therefore, Mr. Dahlén will receive no lump sum severance payment but will instead continue to receive salary and benefits during the 18 month notice period required for an involuntary termination under his employment agreement.

For purposes of the Severance Agreements, the following terms have the following meanings:

“Good Reason” generally means the occurrence of any one of the following events without the executive’s express written consent (unless, in the case of (i), (v) or (vi) or (vii),

[1]

Pursuant to his Severance Agreement dated March 2, 2011, Mr. Ward is entitled to receive $1,287,000, which will be paid over a period of 24 months, plus medical coverage at active employee rates for 18 months and outplacement services not to exceed $20,000.

such event is cured prior to the date of termination): (i) the assignment to the executive of any duties inconsistent with his status as an executive officer or a substantial adverse alteration in the nature or status of his responsibilities from those in effect immediately prior to the change of control; (ii) any reduction in the executive’s annual base salary; (iii) relocation of the executive’s principal place of employment to a location more than 30 miles from his then-current principal place of employment; (iv) the Company’s failure to pay any portion of the executive’s compensation; (v) the discontinuance of any compensation plan in which the executive participated immediately prior to the change of control which is material to his total compensation; (vi) any direct or indirect reduction of any material fringe benefit in place at the time of the change of control, or the Company’s failure to provide the number of paid vacation days to which executive is entitled; or (vii) any purported termination of the executive’s employment which is not effected pursuant to the notice requirements under the Severance Agreement.

“Cause” generally means (i) the willful and continued failure by the executive to substantially perform his duties, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

“Change of Control” generally means (i) the acquisition of 25% or more of the Company’s voting securities; or (ii) the members of the Board of Directors cease to constitute a majority of the Board of Directors; or (iii) consummation of merger or consolidation unless (1) the current stockholders continue to own at least 60% of the surviving entity’s voting securities, or (2) such transaction was effected to implement a recapitalization of the Company in which no person acquires 25% or more of the Company’s voting securities; or (iv) stockholder approval of a liquidation or dissolution or consummation of an agreement for the sale or disposition of all or substantially all of the Company’s assets (unless the current stockholders continue to own at least 60% of the Company’s voting securities after such transaction).

Equity Awards. Pursuant to the 1997 Stock Plan, upon the occurrence of a change of control, any outstanding options and RSUs held by the executive would become fully vested. Pursuant to the agreements evidencing awards granted under the 1997 Stock Plan, upon the executive’s death or retirement, any outstanding RSUs held by the executive would become fully vested. Upon an executive’s involuntary termination of employment absent a Change in Control, any outstanding options and RSUs that would vest during the applicable notice period, if any, would become fully vested.

The following tables set forth the current value of the payments and benefits described above to each of our named executive officers upon a qualifying termination, change of control and death or disability. The amounts shown assume that the triggering events occurred on December 31, 2010. For the purpose of the calculations, the 2010 pension premiums for each named executive officer have been used.

Jan Carlson
	Triggering Event
Estimated Potential Payment or Benefit	Voluntary Termination ($)	Involuntary Termination without Cause ($)		Involuntary Termination for Cause ($)		Change of Control ($)	Change of Control and Termination ($)		Death or Disability ($)
Lump sum cash severance payment	$0	$2,036,786	(4)	$0		$0	$5,091,964	(4)	$0

Estimated value of continuing salary/annual incentive payments during requisite notice period pursuant to employment agreement	$1,037,037	$2,177,778	(4)	$2,177,778	(4)	$0	$0		$0

Salary differential payments in consideration for noncompetition with the Company(1)	$622,222	$0		$622,222		$0	$0		$0

Continuing health, welfare and retirement benefits(2)	$381,156	$571,733		$571,733		$0	$0		$0

Value of accelerated vesting equity(3)	$1,348,053	$2,926,853		$0		$8,664,381	$8,664,381		$2,736,613

Value of company car	$14,563	$21,845		$21,845		$0	$0		$0

Total	$3,403,031	$7,734,995		$3,393,578		$8,664,381	$13,756,345		$2,736,613

Mats Wallin
	Triggering Event
Estimated Potential Payment or Benefit	Voluntary Termination ($)	Involuntary Termination ($)		Involuntary Termination for Cause ($)		Change of Control ($)	Change of Control and Termination ($)		Death or Disability ($)
Lump sum cash severance payment	$0	$704,845	(4)	$0		$0	$1,762,112	(4)	$0

Estimated value of continuing salary/annual incentive payments during requisite notice period pursuant to employment agreement	$215,556	$777,037	(4)	$777,037	(4)	$0	$0		$0

Salary differential payments in consideration for noncompetition with the Company(1)	$258,667	$0		$258,667		$0	$0		$0

Continuing health, welfare and retirement benefits(2)	$71,116	$213,347		$213,347		$0	$0		$0

Value of accelerated vesting equity(3)	$388,136	$486,811		$0		$731,525	$731,525		$413,093

Value of company car	$7,015	$21,045		$21,045		$0	$0		$0

Total	$940,489	$2,203,085		$1,270,096		$731,525	$2,493,637		$413,093

Günter Brenner
	Triggering Event
Estimated Potential Payment or Benefit	Voluntary Termination ($)	Involuntary Termination ($)		Involuntary Termination for Cause ($)		Change of Control ($)	Change of Control and Termination ($)		Death or Disability ($)
Lump sum cash severance payment	$0	$1,002,700	(4)	$0		$0	$2,506,750	(4)	$0

Estimated value of continuing salary/annual incentive payments during requisite notice period pursuant to employment agreement	$298,611	$808,333	(4)	$808,333	(4)	$0	$0		$0

Salary differential payments in consideration for noncompetition with the Company(1)	$358,334	$0		$358,333		$0	$0		$0

Continuing health, welfare and retirement benefits(2)	$89,583	$179,167		$179,167		$0	$0		$0

Value of accelerated vesting equity(3)	$250,637	$671,624		$0		$864,237	$864,237		$613,601

Value of company car	$7,600	$15,200		$15,200		$0	$0		$0

Total	$1,004,765	$2,677,024		$1,361,033		$864,237	$3,370,987		$613,601

Gunnar Dahlén
	Triggering Event
Estimated Potential Payment or Benefit	Voluntary Termination ($)	Involuntary Termination ($)		Involuntary Termination for Cause ($)		Change of Control ($)	Change of Control and Termination ($)		Death or Disability ($)
Lump sum cash severance payment	$0	$0		$0		$0	N/A		$0

Estimated value of continuing salary/annual incentive payments during requisite notice period pursuant to employment agreement	$209,722	$775,972	(5)	$775,972	(5)	$0	$775,972	(5)	$0

Salary differential payments in consideration for noncompetition with the Company(1)	N/A	N/A		N/A		N/A	N/A		N/A

Continuing health, welfare and retirement benefits(2)	$86,400	$259,200		$259,200		$0	$259,200		$0

Value of accelerated vesting equity(3)	$408,517	$458,486		$0		$651,099	$651,099		$400,463

Value of company car	$4,167	$12,500		$12,500		$0	$12,500		$0

Total	$708,806	$1,506,158		$1,047,672		$651,099	$1,698,771		$400,463

Michael Ward
	Triggering Event
Estimated Potential Payment or Benefit	Voluntary Termination ($)	Involuntary Termination ($)		Involuntary Termination for Cause ($)		Change of Control ($)	Change of Control and Termination ($)		Death or Disability ($)
Lump sum cash severance payment	N/A	$1,257,981	(6)		$0	$0	$1,622,430	(4)	—

Estimated value of continuing salary/annual incentive payments during requisite notice period pursuant to employment agreement	N/A	N/A			N/A	$0	$0		N/A

Salary differential payments in consideration for noncompetition with the Company(1)	N/A	N/A			N/A	$0	$0		N/A

Continuing health, welfare and retirement benefits(2)	N/A	$17,607			N/A	$0	$0		N/A

Value of accelerated vesting equity(3)	N/A	N/A		$	N/A	$995,830	$995,830		$745,194

Value of company car	N/A	N/A			N/A	$0	$0		N/A

Total	$0	$1,275,588	*		$0	$995,830	$2,618,260		$745,194

*	Pursuant to his Severance Agreement dated March 2, 2011, Mr. Ward is entitled to receive $1,287,000, which will be paid over a period of 24 months, plus medical coverage at active employee rates for 18 months and outplacement services not to exceed $20,000.

The following footnotes apply to each of the tables above:

(1)	Reflects a monthly payment of 60% of the monthly gross salary earned as of the date of the executive’s employment termination, multiplied by 12, which is the maximum amount available to the executive pursuant to the terms of his employment agreement.

(2)	The Company contributes to the executive’s defined contribution plan up to the final employment date. These payments range between 30% and 35% of base salary. The defined benefit plans accrue value up to the final employment date. Assumptions used to calculate the defined benefit values are as follows: discount rate: 4.00%; salary increase: 3.50%; inflation/pension indexation: 2.00%; income base amount increase: 3.00% Mortality table: FFFS 2007:31.

(3)	Reflects the value of unvested options and RSUs that vest (in whole or in part) upon the designated event, based on the $78.94 closing price for our common stock on December 31, 2010. For the purpose of this calculation, outstanding options having an exercise price greater than the closing price of our common stock on such date have a value of $0. As discussed above, upon an involuntary termination, the executive would be entitled to receive his compensation and benefits during the 18-month (or 12-month) notice period, including any equity awards that would vest during such period. The value of the equity awards upon an involuntary termination reflects the value of the RSUs that would vest during the 18-month (or 12-month) period following December 31, 2010, but does not assume that any options that would vest would necessarily be exercised. Upon a change of control, all options and RSUs vest in full. The value of the equity awards upon an involuntary termination reflects the value of all unvested stock options and RSUs on December 31, 2010, and assumes a cash settlement of all options.

(4)	The amount shown includes a bonus amount calculated as the average of the bonus paid during 2010 and 2009. See Annual Non-Equity Incentives Paid to Our Named Executive Officers in 2010 table on page 43.

(5)	Mr. Dahlén does not have a Severance Agreement. An involuntary termination following a change of control is treated as a normal involuntary termination and his benefits are calculated using the salary, bonus, and benefits payable during the 18 month notice period. Because his employment agreement does not specify how his bonus is to be calculated upon involuntary termination, his 2010 bonus is used in calculating the values of his involuntary termination.

(6)	This amount is calculated using the severance guidelines for U.S. employees, as discussed on page 60. The amount shown in the table is calculated using Mr. Ward’s 2010 base salary, as the table assumes a termination on December 31, 2010. The actual severance amount of $1,287,000 paid to him under the March 2, 2011 agreement was calculated using his 2011 base salary.

ITEM 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal provides our stockholders with the opportunity to cast an advisory vote on the Company’s executive compensation program. As discussed in the Compensation Discussion and Analysis beginning on page 26, our compensation system plays a significant role in the Company’s ability to attract, retain, and motivate management talent, which the Board believes is necessary for the Company’s long-term success. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 26 and the tabular and other disclosures on compensation under executive compensation beginning on page 41, and cast a vote either to endorse or not endorse the Company’s compensation of its named executive officers through the following resolution:

“Resolved, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our stockholders, and will take into account the outcome of this vote in considering future compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” APPROVAL OF THE PROPOSAL.

ITEM 3

ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER VOTE

ON EXECUTIVE COMPENSATION

As discussed in Item 2, the Board values the input of our stockholders regarding the Company’s executive compensation practices. Stockholders are also invited to express their views on how frequently advisory votes on executive compensation, such as the proposal under Item 2, will occur. Stockholders can advise the Board on whether such votes should occur every year, every two years or every three years.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for our Company, and therefore the Board recommends that you vote for a three-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an advisory vote every three years will be the most effective timeframe for the Company to respond to shareholders’ feedback and provide the Company with sufficient time to engage with shareholders to understand and respond to the vote results. The Company also believes a triennial vote would allow compensation practices to be evaluated over the longer term against longer-term corporate financial and other performance, as well as against that of peers. Shareholders who have concerns about executive compensation during the interval between say-on-pay votes are welcome to bring their specific concerns to the attention of the Board. Please refer to “Communicating with the Board” on page 13 for information about how to contact the Board.

Please mark on the Proxy Card your preference as to the frequency of holding shareholder advisory votes on executive compensation, as every year, every two years, or every three years, or you may abstain from voting.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The Board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the Board of Directors in any way, the Board may decide that it is in the best interests of our shareholders and the company to hold an advisory vote on executive compensation more or less frequently than the option approved by the company’s shareholders.

A scheduling vote similar to this will occur at least once every six years.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR EVERY THREE YEARS” ON ITEM 3.

ITEM 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Ernst & Young AB as the independent accounting firm for the Company’s fiscal year ending December 31, 2011. The committee has been advised that Ernst & Young AB has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as accountants.

In accordance with directions of the Audit Committee, this appointment is being presented to the stockholders for ratification at the 2011 Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Company’s Certificate of Incorporation or By-Laws, the Audit Committee and management believes that such ratification is desirable. In the event this appointment is not ratified by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote on the appointment, the Audit Committee will consider that fact when it selects independent auditors for the following year.

Ernst & Young AB has been the independent accounting firm for the Company since May 1997. Ernst & Young AB has been the independent auditors for Autoliv AB since 1984. Audit services provided to the Company by Ernst & Young AB during 2010 consisted of the examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various reports based thereon.

The Company has been advised that a representative of Ernst & Young AB will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AB

AS THE COMPANY’S INDEPENDENT AUDITORS.

Audit Fees

The aggregate fees billed by Ernst & Young AB for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2010 and 2009, including the reviews of the financial statements included in the Company’s Forms 10-K for those fiscal years, were $6,573,000 and $7,279,000 respectively.

Audit-Related Fees

The aggregate fees billed by Ernst & Young AB for audit-related services for the fiscal years ended December 31, 2010 and 2009 were $97,000 and $113,000 respectively. Services for Audit-Related Fees consisted mainly of reviews of benefit plans.

Tax Fees

The aggregate fees billed by Ernst & Young AB for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2010 and 2009 were $4,000 and $6,000, respectively.

Audit, Audit-Related, and Tax Fees are calculated in accordance with Autoliv’s average exchange rates for 2010 or 2009, as applicable.

All Other Fees

Ernst & Young AB billed no fees related to any other services for the fiscal years ended December 31, 2010 and 2009.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted guidelines for the provision of audit and non-audit services by Ernst & Young AB, including requiring Audit Committee pre-approval of any such audit and non-audit services. In developing these guidelines, the Audit Committee took into consideration the need to ensure the independence of Ernst & Young AB while recognizing that Ernst & Young AB may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for permissible non-audit services (excluding tax services). The guidelines provide for the pre-approval by the Audit Committee of described services to be performed, such as audit, audit-related, tax and other permissible non-audit services. Approval of audit and permitted non-audit services may also be made by the chairperson of the Committee and the person granting such approval must report such approval to the Committee at the next scheduled meeting.

The Audit Committee has considered the audit, audit-related, tax and all other services discussed above and additional information provided to the Company by Ernst & Young AB and determined that the provision of these services is compatible with the independence of Ernst & Young AB. The Audit Committee pre-approved all such services in 2010.

ITEM 5 DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

For business to be properly brought before an annual stockholders meeting by a stockholder, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with the Company’s By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com — Investors — Governance — Articles of Association. No such notices were received for the 2011 Annual Meeting.

Should any other matter requiring a vote of the stockholders be properly brought before the Annual Meeting, the proxy form confers upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment, to the extent permitted by applicable law and the listing rules of the New York Stock Exchange, see “Voting of Shares” on page 2.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers of the Company and persons who hold more than 10% of the Company’s common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2010, the Section 16(a) filing requirements were complied with by all Reporting Persons during and with respect to such year.

Stockholder Proposals for 2011 Annual Meeting

Proposals Pursuant to Rule 14a-8. Under Rule 14a-8(e) of the Exchange Act, stockholder proposals intended to be presented at the 2012 Annual Stockholders Meeting must be received by us on or before November 29, 2011 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for the 2012 Annual Stockholders Meeting.

Proposals Pursuant to our By-Laws. Under our By-Laws, in order to bring any business before the stockholders at the 2012 Annual Stockholders Meeting, other than proposals that will be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing, and such notice must be delivered to or mailed and received by our Secretary no earlier than the close of business on February 9, 2012 and no later than the close of business on March 11, 2012.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is submitted, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and the beneficial owner, if any, on whose behalf the proposal is submitted, and (d) any material interest of the stockholder in such business.

Nominations Pursuant to our By-Laws. Under our By-Laws, in order to nominate a director for election to the Board, stockholders must comply with the notice procedures and requirements found in Article II, Section 6 of such By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com — Investors — Governance — Articles of Association.

By Order of the Board

Lars Sjöbring

Vice President for Legal Affairs,

General Counsel and Secretary

March 28, 2011

Stockholm, Sweden

Autoliv, Inc. Box 70381, SE-107 24 Stockholm, Sweden

World Trade Center, Klarabergsviadukten 70, Section E

Tel: +46 8 587 206 00; Fax +46 8 24 44 93

Company Website: www.autoliv.com

Investor relations:

Sweden Tel: +46 8 587 206 23; Fax +46 8 24 44 93

U.S. Tel: +1 (248) 475 0427; Fax +1 (801) 625 667

Important Notice Regarding the Availability of Proxy Materials for the

Autoliv, Inc. Stockholder Meeting to be Held on May 10, 2011

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/ALV.
Step 2: Click the View button(s) to access the proxy materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 29, 2011 to facilitate timely delivery.

Autoliv, Inc.’s Annual Meeting of Stockholders will be held on May 10, 2011 at the Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois 60611-2308, USA, at 9:00 a.m. Local Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR the following proposals:

1.	Election of three directors to the Board of Directors for a term of office expiring on the date of the 2014 Annual Meeting of Stockholders:

Jan Carlson	James M. Ringler
Lars Nyberg

2.	Advisory Vote on Autoliv, Inc’s 2010 Executive Compensation.

The Board of Directors recommends that you vote for THREE YEARS on the following proposal:

3.	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.

The Board of Directors recommends that you vote FOR the following proposal:

4.	Approval of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2011.

PLEASE NOTE - YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice and identification with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

E-mail copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

g

Internet – Go to www.envisionreports.com/ALV. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g

Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting and you can submit a preference to receive a paper copy for future meetings.

g

Email – Send an email to investorvote@computershare.com with “Proxy Materials Order” in the subject line. In the message, include your full name and address, the number located in the shaded bar on the reverse and state that you want to receive a paper copy of current meeting materials.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 29, 2011.

01AN5F

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on May 10, 2011.
Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/ALV
• Follow the steps outlined on the secure website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 4 and every THREE YEARS on Proposal 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Jan Carlson	☐	☐	02 - Lars Nyberg	☐	☐	03 - James M. Ringler	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain

2.	Advisory Vote on Autoliv, Inc’s 2010 Executive Compensation.	☐	☐	☐	3.	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.	☐	☐	☐	☐

4.	Approval of Ernst & Young AB as Independent Auditors of the company for the fiscal year ending December 31, 2011.	☐	☐	☐		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting of Shares” in the Proxy Statement.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Dear Stockholder:

Stockholders of Autoliv, Inc. can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include:

Vote by Internet

Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast by Internet up until 9:00 a.m. Eastern Time on the day of the Annual Meeting.

Internet Account Access

Stockholders may access their accounts on-line at www.computershare.com. Among the services offered through Account Access, dividend payment histories can be viewed, address changes requested, tax identification numbers certified and Direct Deposit requested.

Direct Deposit of Dividends

Autoliv encourages stockholders to authorize the electronic deposit of the quarterly dividends payments directly into their checking or savings account. To enroll, please mail your request along with a copy of your voided check to Computershare at the address noted below, or logon to your account at www.computershare.com.

Transfer Agent Contact Information

Computershare Trust Company, N.A.	Telephone Inside the USA:	(800) 446-2617
P.O. Box 43069	Telephone Outside the USA:	+1 (781) 575-2723
Providence, RI 02940-3069	TD/TTY for Hearing Impaired:	(800) 952-9245

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Autoliv, Inc.

This proxy is solicited on behalf of the Board of Directors of Autoliv, Inc. for use at the Annual Meeting of Stockholders to be held May 10, 2011 and at any adjournment or postponement thereof.

The undersigned hereby revokes all proxies and appoints Jan Carlson and Lars Sjöbring, with full power of substitution, to attend the Annual Meeting of Autoliv, Inc. to be held on Tuesday, May 10, 2011 at 9:00 a.m. local time at the Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois 60611-2308, USA and at any adjournment or postponement thereof and to vote as specified in this proxy all the shares of Autoliv, Inc. common stock which the undersigned would be entitled to vote if personally present upon all subjects that may properly come before the meeting.

In their discretion, Mr. Carlson and Mr. Sjöbring are also authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action. If any nominee should become unavailable for election prior to the meeting, the proxies will vote for the election of a substitute nominee or nominees proposed by the Board of Directors. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors’ recommendations and at their discretion on any other matters that may properly come before the meeting to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting of Shares” in the Proxy Statement. If you do not sign and return a proxy, submit a proxy by telephone or Internet or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR the election of the nominees to the Board, FOR proposal 2, for THREE YEARS on proposal 3 and FOR proposal 4.

Your vote is important! Please sign and date this card on the reverse side and return promptly in the enclosed postage-paid envelope or utilize the Vote by Phone or Vote by Net service to cast your vote.

(Continued and to be dated and signed on reverse side.)